Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of June 14, 2004

Among

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UNIFIRST HOLDINGS L.P.

UONE CORPORATION

UTWO CORPORATION

UR CORPORATION

RC AIR, LLC

UNIFIRST-FIRST AID CORPORATION

as Borrowers

and

BANK OF AMERICA, N.A.

WACHOVIA BANK, NATIONAL ASSOCIATION

JP MORGAN CHASE BANK

SOVEREIGN BANK

BANKNORTH, N.A.

CITIZENS BANK OF MASSACHUSETTS

as Banks

and

OTHER LENDING INSTITUTIONS WHICH MAY BECOME

PARTIES TO THIS AGREEMENT

and

BANK OF AMERICA, N.A.

as Administrative Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

JP MORGAN CHASE BANK

SOVEREIGN BANK

as Co-Documentation Agents

And

BANC OF AMERICA SECURITIES LLC

as Arranger

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION	2
1.1 Definitions	2
1.2 Rules of Interpretation	14
SECTION 2. THE REVOLVING CREDIT LOANS; THE LETTERS OF CREDIT	15
2.1 Revolving Credit Loans	15
2.2 Payment	16
2.3 Reduction of Revolving Credit Commitment	18
2.4 Letters of Credit	19
2.5 Interest and Fees	21
SECTION 3. REPRESENTATIONS AND WARRANTIES	31
3.1 Organization and Qualification	31
3.2 Authority	31
3.3 Valid Obligations	32
3.4 Approvals and Consents	32
3.5 Title to Properties; Absence of Liens	32
3.6 Compliance	33
3.7 Financial Statements	33
3.8 Solvency	34
3.9 No Events of Default	34
3.10 Taxes	34
3.11 Litigation	35
3.12 Margin Rules	35
3.13 Restrictions on the Borrowers	35
3.14 Compliance with ERISA	35
3.15 Intellectual Property	35
3.16 Environmental and Regulatory Compliance	36
3.17 Labor Relations	37
3.18 Interdependence of Borrowers	38
3.19 Contracts with Affiliates, Etc.	38
3.20 Subsidiaries	38
3.21 Disclosure	39
SECTION 4. CONDITIONS OF REVOLVING CREDIT LOANS	39
4.1 Conditions to Making the First Revolving Credit Loan	39
4.2 Conditions to Making Subsequent Revolving Credit Loans	42

SECTION 5. COVENANTS	43
5.1 Financial Reporting	43
5.2 Conduct of Business	45
5.3 Maintenance and Insurance	46
5.4 Taxes	46
5.5 Limitation of Indebtedness	47
5.6 Guaranties	49
5.7 Restrictions on Liens	49
5.8 Merger, Acquisitions and Purchase and Sale of Assets	50
5.9 Investments and Loans	51
5.10 Sale of Notes	52
5.11 ERISA Plans	52
5.12 Revolving Credit Commitment	53
5.13 Notification of Default	53
5.14 Notification of Material Litigation	53
5.15 Notification of Material Adverse Change	54
5.16 Inspection by the Administrative Agent and the Banks	54
5.17 Maintenance of Books and Records	54
5.18 Use of Proceeds	54
5.19 Transactions with Affiliates	54
5.20 Environmental Regulations	54
5.21 Fiscal Year	56
5.22 No Amendments to Certain Documents	56
5.23 No Termination of Certain Documents	56
5.24 Customer Lists	56
5.25 Consolidated Tangible Net Worth	57
5.26 Funded Debt Ratio	57
5.27 Debt Coverage	57
5.28 Restricted Payments	58
5.29 Sale and Leaseback	59
5.30 Obligations to Rank Pari Passu	59
5.31 Most Favored Nation Status	59
SECTION 6. EVENTS OF DEFAULT; ACCELERATION	59
SECTION 7. SET-OFF	64
SECTION 8. CONCERNING THE AGENT AND THE BANKS	64
8.1 Appointment and Authorization	64
8.2 Administrative Agent and Affiliates	64
8.3 Future Advances	65
8.3A Delinquent Bank	66

8.4 Payments	67
8.5 Interest, Fees and Other Payments	67
8.6 Action by Administrative Agent	67
8.7 Consultation with Experts	68
8.8 Liability of Administrative Agent	68
8.9 Indemnification	70
8.10 Independent Credit Decision	70
8.11 Successor Administrative Agent	70
8.12 Other Agents	71
8.13 Delegation of Duties	71
8.14 Administrative Agent May File Proofs of Claim	72
SECTION 9. UNIFIRST AS ADMINISTRATIVE AGENT FOR THE BORROWERS	72
SECTION 10. MISCELLANEOUS	73
10.1 Written Notices	73
10.2 No Waivers	74
10.3 Further Assurances	74
10.4 Governing Law	74
10.5 Payments in Immediately Available Funds	74
10.6 Expenses, Taxes and Indemnification	74
10.7 Amendments, Waivers, Etc.	76
10.8 Binding Effect of Agreement	77
10.9 Assignment and Participation	77
10.10 Computation of Interest and Fees	79
10.11 Entire Agreement	80
10.12 Captions	80
10.13 Counterparts	80
10.14 Severability	80
10.15 WAIVER OF JURY TRIAL	80
10.16 Confidentiality	81
10.17 Market Flex Adjustment	81
10.18 Assignment to BOA	81

AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of June 14, 2004, by and among UNIFIRST CORPORATION, a Massachusetts corporation (“UniFirst”), UNITECH SERVICES GROUP, INC., a California corporation (“UniTech”), UNIFIRST CANADA LTD., a Canadian Federal corporation (“UniFirst Canada”), UNIFIRST HOLDINGS, L.P., a Texas limited partnership (“UniFirst Holdings”), UONE CORPORATION, a Massachusetts corporation (“UOne”), UTWO CORPORATION, a Delaware corporation (“UTwo”), UR CORPORATION, a Delaware corporation (“UR”), RC AIR, LLC, a New Hampshire limited liability company (“RC Air”), UNIFIRST-FIRST AID CORPORATION, a Maryland corporation (“Unifirst-First Aid”) (UniFirst, UniTech, UniFirst Canada, UniFirst Holdings, UOne, UTwo, UR, RC Air, and Unifirst-First Aid being sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”); BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States (“BOA”), executing this Agreement in its capacity as one of the Banks and each of the other lending institutions listed on Schedule 1 hereto on the date hereof (BOA and each such other lending institution, and the other lending institutions which may become parties hereto pursuant to Section 10.9 individually, a “Bank” and collectively, the “Banks”), BANK OF AMERICA, N.A., executing this Agreement in the capacity of Administrative Agent for the Banks (in such capacity, the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION executing this Agreement in the capacity of Syndication Agent, JP MORGAN CHASE BANK and SOVEREIGN BANK, executing this Agreement in the capacity of Co-Documentation Agents, and BANC OF AMERICA SECURITIES LLC, executing this Agreement in the capacity of Arranger.

WHEREAS, the Borrowers, certain other subsidiaries of the Borrowers (such subsidiaries and the Borrowers, the “Existing Borrowers”), the Banks, certain other lenders (collectively, the “Existing Lenders”), and Fleet National Bank (“Fleet”) as administrative agent are party to that certain Revolving Credit Agreement dated as of September 2, 2003 (as amended prior to the date hereof, the “September 2003 Credit Agreement”);

WHEREAS, FleetBoston Financial Corporation and Bank of America Corporation have merged and BOA desires to be administrative agent, issuing bank and a bank under this Agreement by the assignment from Fleet, and otherwise on the terms and conditions set forth herein, and the Banks hereby consent to such assignment;

WHEREAS, the Borrowers are issuing the Senior Notes (as defined below) on the Closing Date (as defined below) the proceeds of which shall be used to repay a portion of the outstanding Revolving Credit Loans (as defined in the September 2003 Credit Agreement) and reducing the Revolving Credit Commitments of the Existing Lenders thereunder by the amount so repaid, and, effective as of such repayment and such reduction, certain of the Existing Lenders (the “Exiting Lenders”) shall assign, on the terms set forth in the Assignment and Assumption Agreement dated as of the date hereof (the “First Assignment”) among the Exiting Lenders, Fleet National Bank, and the Existing Borrowers, the Revolving Credit Loans and Revolving Credit Commitments (each as defined under the September 2003 Credit Agreement) of each Exiting Lender to Fleet National Bank, as an Existing Lender;

WHEREAS, immediately after the First Assignment becomes effective but prior to the effectiveness of this Agreement, and pursuant to the Global Assignment and Acceptance Agreement dated as of the date hereof (the “Global Assignment”) among Fleet National Bank, Bank of America, N.A., the Banks remaining under the September 2003 Credit Agreement after the First Assignment becomes effective, and the Existing Borrowers, (i) Fleet National Bank, as an Existing Lender, shall assign to Bank of America, N.A., its Revolving Credit Loans and Revolving Credit Commitments, (ii) Fleet National Bank, as Administrative Agent, Issuing Bank and Swingline Lender (each as defined under the September 2003 Credit Agreement), shall assign to Bank of America, N.A., its rights and duties as Administrative Agent, Issuing Bank and Swingline Lender under the September 2003 Credit Agreement, and (iii) Bank of America, N.A., as Bank (as defined under the September 2003 Credit Agreement), shall assign to certain of the Existing Lenders certain of its Revolving Credit Loans and Revolving Credit Commitments;

WHEREAS, the Borrowers, the Banks and the Administrative Agent desire to amend and restate the September 2003 Credit Agreement as set forth herein (including, without limitation, to release Uniformes de San Luis S.A. de C.V., a Mexican corporation (“Uniformes”), Unifirst S.A. de C.V., a Mexican corporation (“UniFirst S.A.), Euro Nuclear Services (Netherlands) B.V., a Dutch company (“Euro Nuclear”), ENS Nuklear Services, Gmbh, a German limited liability company (“ENS Nuklear”), and Euro Nuclear Services Limited, a company incorporated in the United Kingdom (“ENS Ltd.”), as Borrowers);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the September 2003 Credit Agreement shall be amended and restated effective as of the date first written above, to read in its entirety as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1	Definitions. As used herein –

1.1.1 “ Administrative Agent” means BOA acting in the capacity as Administrative Agent for the Banks under this Agreement and the other Loan Documents, and includes (where the context so admits) any other person or persons succeeding to the functions of the Administrative Agent under those documents.

1.1.2 “Affiliate” means, with reference to any person, (including an individual, a corporation, a partnership, a trust and a governmental agency or instrumentality), (i) any director, officer or employee of that person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person and (iv) any other person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that person; provided, that the term “Affiliate” shall not include any Borrower.

1.1.3 “Agreement” means this Amended and Restated Revolving Credit Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

1.1.4 “Ancillary Documents” means, collectively, (i) the Royal Bank Documents and, (ii) all other agreements, instruments and contracts which shall from time to time be identified by the Agent, the Banks and any Borrower as “Ancillary Documents” for purposes of this Agreement.

1.1.5 “Annual Report” means UniFirst’s Annual Report on Form 10-K for the fiscal year ended August 30, 2003 as filed with the Securities and Exchange Commission.

1.1.5(a) “Anti-Terrorism Order” means Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

1.1.6 “Applicable Base Rate Margin” shall have the meaning set forth in Section 2.5.1 hereof.

1.1.7 “Applicable Eurodollar Rate Margin” shall have the meaning set forth in Section 2.5.9 hereof.

1.1.7(a) “Arranger” means Banc of America Securities LLC.

1.1.8 “Assignee” shall have the meaning set forth in Section 10.9 hereof.

1.1.9 “Assumed Indebtedness” shall have the meaning set forth in Section 5.5 hereof.

1.1.10 “Bank” or “Banks” shall have the meaning set forth in the preamble hereto.

1.1.11 “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by BOA as its “prime rate.” The “prime rate” is a rate set by BOA based upon various factors including BOA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by BOA shall take effect at the opening of business on the day specified in the public announcement of such change.

1.1.11(a) “Base Rate Loan” means Revolving Credit Loans bearing interest at the Base Rate plus the Applicable Base Rate Margin.

1.1.12 “Borrowers” shall have the meaning set forth in the preamble hereto.

1.1.13 “Borrowers’ Accountants” means independent certified public accountants reasonably acceptable to the Administrative Agent and the Banks. The Administrative Agent and the Banks hereby acknowledge that the Borrowers’ Accountants may include Ernst & Young LLP.

1.1.14 “Business” means the business of the Borrowers and their Subsidiaries as described in the Annual Report.

1.1.15 “Business Day” means, for purposes of loans bearing interest pursuant to Section 2.5.1 hereof, a day on which national banks are generally open and conducting normal business in Boston, Massachusetts, and for purposes of loans bearing interest pursuant to Section 2.5.9 hereof, any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion and acting in good faith.

1.1.16 “Capital Expenditures” means any expenditure for fixed assets, leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures.

1.1.17 “Closing Date” means June 14, 2004.

1.1.18 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.19 “Commitment Fee” means the Commitment Fee payable by the Borrowers pursuant to Section 2.5.2 hereof.

1.1.19(a) “Commitment Letter” means that certain Engagement Letter dated as of May 11, 2004, entered into by and among the Administrative Agent, BOA as Bank, the Arranger, and UniFirst.

1.1.20 “Commitment Percentage” means, with respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate Revolving Credit Commitments. Schedule 1 will be updated by the Administrative Agent from time to time to reflect any changes to the Commitment Percentages as reflected in any applicable assignment agreement.

1.1.21 “Consolidated” means the relevant figures for the Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

1.1.22 “Consolidated Tangible Net Worth” means the amount which is equal to the Consolidated net worth of the Borrowers and their Subsidiaries computed in accordance with GAAP, minus (i) to the extent not otherwise approved in advance by the Administrative Agent and the Banks, any write-up in the book value of any asset of any Borrower or any Subsidiary resulting from revaluation thereof after the date of the Initial Financial Statement, (ii) the book value, net of applicable reserves, of all intangible assets of the Borrowers and their Subsidiaries, including, without limitation, goodwill, trademarks, trade names, copyrights, patents and any similar rights, agreements under or in respect of which a person covenants not to compete with any Borrower or any Subsidiary, and unamortized debt discount and expense, and (iii) the value, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock.

1.1.23 [Intentionally Omitted.]

1.1.24 “Controlled Group” means all members of a controlled group of corporations, all trades or businesses (whether or not incorporated) under common control and all other organizations or entities which, together with the Borrowers, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

1.1.25 “Customer Lists” means any list, computer program, document or writing which sets forth the name and/or address of any person or entity which at the time in question is obtaining service or merchandise offered by any of the Borrowers for sale or lease.

1.1.26 “Debt Coverage Ratio” shall have the meaning set forth in Section 5.27 hereof.

1.1.26(a) “Delinquent Bank” shall have the meaning set forth in Section 8.3A hereof.

1.1.26(b) “Dollars” or “$”. Dollars in lawful currency of the United States of America.

1.1.27 “Drawdown Date” means the Business Day on which any Revolving Credit Loan is made or to be made to any Borrower hereunder.

1.1.28 “EBIT” means, for any period, the Net Income of the Borrowers and their Subsidiaries, before Interest Charges and provision for taxes and without giving effect to any extraordinary or nonrecurring gains (or losses), for such period (including, without limitation, gains or losses on asset sales).

1.1.28(a) “EBITDA” means, for any period, the EBIT of the Borrowers and their Subsidiaries for such period, plus depreciation and amortization expense of the Borrowers and their Subsidiaries for such period and any non-cash accretion expense relating to SFAS 143 for such period. For purposes of this definition, it is agreed that for purposes of the Reference Period ending May 29, 2004, EBITDA shall equal EBITDA for such period plus $1,700,000.00.

1.1.29 “Encumbrances” shall have the meaning set forth in Section 5.7 hereof.

1.1.29(a) “Equity Securities” means, as to any Person, any shares of any class of capital stock or other equity interests of such Person, voting or non-voting, or any options, warrants or similar rights with respect to any such shares or other equity interests.

1.1.30 “ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

1.1.30(a) “Eurocurrency Reserve Rate” means for any day with respect to a Eurodollar Rate Loan, the actual rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is defined in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically.

1.130(b) “Eurodollar Business Day” means any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion and acting in good faith.

1.130(c) “Eurodollar Lending Office” means, initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

1.1.31 “Eurodollar Rate” means, with respect to any Interest Period, in the case of any Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic mean of the rates per annum for each Reference Bank (rounded upwards to the nearest 1/100 of one percent) of the rate at which such Reference Bank’s Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the London interbank eurodollar market at approximately 11 a.m. London time where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for the delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

1.1.31(a) “Eurodollar Rate Loan” means Revolving Credit Loans bearing interest calculated by reference to the Euroloan Rate.

1.1.31(b) “Euroloan Rate” shall have the meaning set forth in Section 2.5.9 hereof.

1.1.32 “Euroloan Rate Amount” means, in relation to any Interest Period, any portions of the principal amount of any Revolving Credit Loans on which the Borrowers elect pursuant to Section 2.5.9 hereof to pay interest at a rate determined by reference to the Euroloan Rate.

1.1.33 “Event of Default” shall have the meaning set forth in Section 6.1 hereof.

1.1.34 “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BOA on such day on such transactions as determined by the Administrative Agent.

1.1.35 “Fee Letter” means the Letter Agreement dated as of May 11, 2004, among BOA, the Arranger and the Borrower.

1.1.36 “Funded Debt Ratio” means, in relation to any Reference Period, the ratio of (a) all Indebtedness for borrowed money of the Borrowers and their Subsidiaries as at the end of such Reference Period (including, without limitation, the Obligations, the Stated Amount of Letters of Credit, the Senior Notes, obligations in respect of capital leases, and Subordinated Debt), to (b) EBITDA for such Reference Period.

1.1.37 “GAAP” means generally accepted accounting principles (as in effect from time to time), consistently applied.

1.1.37(a) “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, and (ii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

1.1.37(b) “Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between such Person and any counterparty, including, without limitation any Bank or Affiliate of any Bank, that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.1.38 “Indebtedness” with respect to any person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such person, but excluding anything in the nature of capital stock, surplus capital and retained earnings, (ii) the face amount of all banker’s acceptances and of all letters of credit issued by any bank for the account of such person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others which such person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (a) to advance or supply funds to such other person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other person against loss in respect of its obligations.

1.1.39 “Initial Financial Statement” shall have the meaning set forth in Section 3.7 hereof.

1.1.40 “Insolvent” or “Insolvency” means that there shall have occurred one or more of the following events with respect to a person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other applicable statute; such person’s inability to pay its debts as they come due; appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within thirty

(30) days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

1.1.41 “Interest Charges” means, in relation to any person for any particular period, the expenses of such person in respect of interest required to be paid by such person during such period on the outstanding Indebtedness and capital lease obligations (to the extent not otherwise included in Indebtedness) of such person and in respect of commitment fees, facility fees and similar fees and charges required to be paid during such period in connection with the outstanding Indebtedness and capital lease obligations (to the extent not otherwise included in Indebtedness) of such person.

1.1.42 “Interest Period” means, as to any Euroloan Rate Amount, the period, the commencement and duration of which shall be determined in accordance with Section 2.5.9 hereof, provided, that if any such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Administrative Agent in accordance with its usual practices and notified to the Borrowers by the Administrative Agent at the beginning of such Interest Period.

1.1.42(a) “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

1.1.42(b) “Issuing Bank” means Bank of America, N.A.

1.1.43 Intentionally omitted.

1.1.44 Intentionally omitted.

1.1.45 Intentionally omitted.

1.1.46 “Letters of Credit” means letters of credit issued by the Issuing Bank as standby or documentary letters of credit, issued by the Issuing Bank at the request of any of the Borrowers and for the account of the Borrowers, pursuant to this Agreement and subject to the limitations contained herein. The term Letters of Credit shall also include those Carryover LC’s (as such term is defined in the September 2003 Credit Agreement) which remain outstanding as of the date hereof.

1.1.47 “Loan Documents” means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in Section 4 hereof), the Revolving Credit Notes, the Swingline Notes, the Letters of Credit (and all letter of credit applications and agreements executed and delivered in connection therewith), and Fee Letter, together with any agreements, instruments or documents contemplated thereby and all schedules, exhibits and annexes thereto.

1.1.48 “Majority Banks” means those Banks whose aggregate Revolving Credit Commitments constitute at least fifty-one percent (51%) of the Revolving Credit Maximum Amount in effect at the relevant time of reference, or if such Revolving Credit Commitments shall have terminated, those Banks whose aggregate Revolving Credit Loans (including Swingline Loans)and Letters of Credit outstanding constitute at least fifty-one percent (51%) of the aggregate Revolving Credit Loans (including Swingline Loans) and Letters of Credit outstanding at the relevant time of reference.

1.1.49 “Mandatory Prepayments” shall have the meaning set forth in Section 2.2.2 hereof.

1.1.50 “Multi-Employer Plan” means any multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

1.1.51 “Net Income” means the Consolidated net income from continuing operations of the Borrowers and their Subsidiaries for the period in question, determined in accordance with GAAP.

1.1.51(a) “Net Proceeds” means with respect to the incurrence of any Indebtedness by any Borrower and the sale, transfer or other disposition by any Borrower of any asset or group of assets (other than inventory wholly in the ordinary course of business, but including, without limitation, any sale of Equity Securities), means the amount of cash (freely convertible into Dollars) received by any Borrower or agent thereof or the Administrative Agent, from such incurrence, sale, transfer or other disposition (including, without limitation, any tax refund or tax benefit resulting from a loss on such incurrence, sale, transfer or other disposition as and when such tax benefit is actually realized), after (i) provision for all income or other taxes of the Borrowers measured by or resulting from such incurrence, sale, transfer or other disposition, (ii) payment of all reasonable third party brokerage commissions and other reasonable out-of-pocket fees and expenses to third parties related to such incurrence, sale, transfer or other disposition, (iii) deduction of appropriate amounts approved by the Administrative Agent to be provided by any Borrower as a reserve, in accordance with GAAP, against any liabilities associated with such incurrence, sale, transfer or other disposition and retained by such Borrower after such incurrence, sale or other disposition, and (iv) payment of the outstanding principal amount of, and premium or penalty, if any, and interest on, any Indebtedness that is secured by a lien or other encumbrance on the assets in question and that is required to be repaid as a result of such incurrence, sale, transfer or other disposition.

1.1.51(b) “Note Purchase Agreement” has the meaning set forth in Section 1.1.56(a) hereof.

1.1.52 “Obligations” means any and all obligations of any of the Borrowers to the Administrative Agent or any Bank of every kind and description (including obligations of the Borrowers in respect of Letters of Credit and fees thereunder), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, the expiry date of such Letter of Credit and any related Letter of Credit agreement (and any maturity date hereunder) shall be deemed automatically extended through the date when any draw may be made thereunder, and the amount of any such draw shall be deemed to be an “Obligation” hereunder.

1.1.53 “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.1.54 “Participant” shall have the meaning set forth in Section 10.9 hereof.

1.1.54(a) “Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

1.1.55 “person” or “Person” includes an individual, a company, a corporation, an association, a partnership, a joint venture, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

1.1.56 “Plan” means, at any time, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA if either (i) such plan is maintained by any of the Borrowers or any member of the Controlled Group for employees of a Borrower or any member of the Controlled Group, or (ii) such plan is a Multi-Employer Plan or any other plan established or maintained pursuant to any arrangement under which more than one employer makes contributions, and to which (in either case) any of the Borrowers or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions.

1.1.56(a) “Private Placement” means the transactions contemplated by the Note Purchase Agreement dated as of June 1, 2004, among the Borrowers and the Purchasers parties thereto pursuant to which the Borrowers will issue and sell, and the Purchasers will purchase, the Senior Notes.

1.1.56(b) “Private Placement Documents” means that certain Note Purchase Agreement by and between UniFirst, as issuer, and certain other parties thereto (the “Note Purchase Agreement”), that certain Offering Memorandum dated as of May, 2004, the Senior Notes, and all other documentation and deliverables in connection therewith.

1.1.56(c) “Private Placement Term Sheet” means the Summary of Proposed Terms and Conditions for the Senior Notes dated May, 2004.

1.156(d) “Reference Bank” means Bank of America, N.A.

1.1.57 “Reference Period” shall have the meaning set forth in Section 5.27 hereof.

1.1.58	“Related Parties” means, with respect to any Person, such Person’s

Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

1.1.58(a) “Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president, treasurer or assistant treasurer of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

1.1.59 “Restricted Payment” means (i) any cash or property dividend, distribution or payment, direct or indirect, by any Borrower or any Subsidiary to any Person who at the time of such payment holds an equity interest in any Borrower or any Subsidiary, whether evidenced by a security or not, on account of such equity interest; other than regular compensation and bonuses paid to employees of the Borrowers and their Subsidiaries in the ordinary course of business and consistent with past practices, and other than dividends payable solely in shares of any class of capital stock to holders of that class, (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of any capital stock of any Borrower or its Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly, and (iii) any management or similar fees paid or payable by any Borrower or any Subsidiary to any Affiliate of a Borrower.

1.1.60 “Revolving Credit Commitment” means, in relation to any Bank, the maximum liability from time to time of such Bank to make Revolving Credit Loans (or in the case of Revolving Credit Loans which are Swingline Loans, to make Swingline Loans) to the Borrowers upon the terms and subject to the conditions contained in this Agreement.

1.1.61 “Revolving Credit Loans” means, collectively, the loans (including Swingline Loans) up to a maximum aggregate principal amount of $125,000,000 made or to be made to the Borrowers by the Banks pursuant to this Agreement and subject to the limitations contained herein. The joint and several obligations of the Borrowers to repay the principal of the Revolving Credit Loans shall be evidenced by the Revolving Credit Notes.

1.1.62 “Revolving Credit Maturity Date” means September 2, 2007, or such earlier date as provided herein.

1.1.63 “Revolving Credit Maximum Amount” means $125,000,000.

1.1.64 “Revolving Credit Notes” shall have the meaning set forth in Section 2.1 hereof.

1.1.65 “Royal Bank” means Royal Bank of Canada, a Canadian chartered bank.

1.1.66 “Royal Bank Agreement” means the letter agreement dated March 27, 2003 between Royal Bank and UniFirst Canada.

1.1.67 “Royal Bank Documents” means, collectively, (i) the Royal Bank Agreement, (ii) the Comfort Letter, dated February 15, 1991, executed and delivered by UniFirst to Royal Bank, (iii) the Guarantee and Subordination Agreement, dated March 4, 2003, executed and delivered by UniFirst to Royal Bank, and (iv) each of any other agreements, instruments or contracts executed and delivered by UniFirst Canada or any other Borrower in connection with the Royal Bank Agreement.

1.1.68	“Seller Indebtedness” shall have the meaning set forth in Section 5.5 hereof.

1.1.68(a) “Senior Notes” means the senior notes to be issued by UniFirst and the other Borrowers pursuant to the Note Purchase Agreement in an amount of $165 million which shall rank pari passu with the Revolving Credit Loans and all other senior unsecured Indebtedness of the Borrowers and any of their Subsidiaries.

1.1.68(b) “September 2003 Credit Agreement” means that certain Revolving Credit Agreement dated as of September 2, 2003, by and among the borrowers party thereto, Fleet National Bank, as agent, and the other banks party thereto.

1.1.68(c) “Stated Amount” means, with respect to each Letter of Credit, the maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Letter of Credit).

1.1.69 “Subordinated Debt” means any Indebtedness of any of the Borrowers which is expressly subordinated and made junior in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent and each Bank.

1.1.70 “Subsidiary” means, with reference to any person, any corporation, association, joint stock company, business trust or other similar organization of whose total capital stock or voting stock such person directly or indirectly owns or controls more than 50% thereof or any partnership or other entity in which such person directly or indirectly has more than a 50% interest or which is controlled directly or indirectly by such person.

1.1.70(a) “Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans to the Borrowers in a maximum principal amount not exceeding at any time $10,000,000.

1.1.70(b) “Swingline Lender” means BOA (or any successor Administrative Agent) in its capacity as swingline lender hereunder.

1.1.70(c) “Swingline Loans” means, collectively, the loans up to a maximum aggregate principal amount of $10,000,000 made or to be made by the Swingline Lender to the Borrowers pursuant to Section 2.5.10 of this Agreement and subject to the limitations contained herein.

1.1.70(d) “Swingline Note” shall have the meaning set forth in Section 2.5.10.

1.1.70(e) “Swingline Termination Date” means the Revolving Credit Maturity Date.

1.1.71 “Voting Shares” means, in relation to any particular corporation or other entity, any shares of any class in the capital of such corporation (or any other equity interests in the applicable entity) having by the terms thereof ordinary voting power (or other authority) to elect a majority of the board of directors (or other governing body) of such corporation or other entity.

1.1.72 “Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA if such plan is maintained by any of the Borrowers or any member of the Controlled Group for employees of a Borrower or any member of the Controlled Group or if such plan is a Multi-Employer Plan or any other plan established or maintained pursuant to any arrangement under which more than one employer makes contributions, and to which (in either case) any of the Borrowers or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions.

1.2  Rules of Interpretation. For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

(i) references to any person defined in this Section 1 refer to such person and its permitted successor in title and assigns or (as the case may be) his permitted successors, assigns, heirs, executors, administrators and other legal representatives;

(ii) references to any agreement, instrument or document defined in this Section 1 refer to such document as originally executed, or if subsequently varied or supplemented from time to time, as so varied or supplemented and in effect at the relevant time of reference thereto;

(iii) words importing the singular only shall include the plural and vice versa, and the words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars shall be United States dollars;

(iv) references to any law include any amendment or modification to such law;

(v) the words “include,” “includes” and “including” are not limiting;

(vi) all terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein;

(vii) the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement; and

(viii) accounting terms not otherwise defined in this Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP.

SECTION 2. THE REVOLVING CREDIT LOANS; THE LETTERS OF CREDIT.

2.1 Revolving Credit Loans.

2.1.1 Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrowers and the Borrowers may borrow, repay and reborrow from time to time between the Closing Date and the Revolving Credit Maturity Date, such amounts as requested by the Borrowers up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested and including all outstanding Swingline Loans) at any one time equal to such Bank’s Revolving Credit Commitment; provided, however, that the maximum aggregate principal amount of all Revolving Credit Loans (after giving effect to all amounts requested and all outstanding Swingline Loans), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit, shall not at any time exceed the aggregate amount of the Revolving Credit Commitments of the Banks; and provided, further, that at the time the Borrowers request a Revolving Credit Loan and after giving effect to the making thereof, no Event of Default has occurred and is continuing and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. If the aggregate principal amount of the Revolving Credit Loans (including Swingline Loans), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under Letters of Credit, shall at any time exceed the then Revolving Credit Maximum Amount, the Borrowers shall immediately pay to the Administrative Agent for the respective accounts of the Banks the amount of such excess pro rata in accordance with their Commitment Percentages. Failure to make such payment on demand shall be an Event of Default hereunder.

2.1.2 All requests for Revolving Credit Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any borrowing of any Eurodollar Rate Loans, (ii) 11:00 a.m. on the requested date of any borrowing of Base Rate Loans, and (iii) 1:00 p.m. on the requested date of any borrowing of Swingline Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.1.2 must be confirmed promptly by delivery to the Administrative Agent of a written notice in the form of Exhibit 2.1.2 attached hereto, appropriately completed and signed by a Responsible Officer of the Borrowers. Each notice (whether telephonic or written) shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Revolving Credit Loans to be borrowed, (iii) whether the type of loan is to be a Base Rate Loan or a Eurodollar Rate Loan, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a type of Revolving Credit Loan in such Notice, then the applicable Revolving Credit Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of Eurodollar Rate Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.1.3 The obligations to repay the Revolving Credit Loans and to pay interest thereon shall be joint and several obligations of the Borrowers and shall be evidenced by separate Amended and Restated Revolving Credit Notes of the Borrowers to each Bank in or substantially in the form of Exhibit A attached hereto (the “Revolving Credit Notes”), with appropriate insertions; a Revolving Credit Note being payable to the order of each Bank in the principal amount equal to such Bank’s Revolving Credit Commitment and representing the joint and several obligation of the Borrowers to pay to such Bank the amount of such Bank’s Revolving Credit Commitment or, if less, the aggregate outstanding principal amount of all Revolving Credit Loans made by such Bank hereunder plus interest accrued thereon and all outstanding fees and charges, as set forth below.

2.2 Payment.

2.2.1 Subject to the terms of Sections 2.5.9 hereof, the Borrowers may prepay outstanding Revolving Credit Loans in whole or in part at any time without premium or penalty, provided that the Borrowers shall pay accrued interest on the principal so prepaid to the date of such prepayment and all (if any) outstanding fees and charges. Amounts so paid and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1 hereof. Notwithstanding the foregoing, if a Revolving Credit Loan, or any portion thereof, bears interest at a rate determined by reference to the Euroloan Rate, the Borrowers may prepay any portion of the principal of such Revolving Credit Loan, subject, however, to the provisions of Section 2.5.9 hereof. The Borrowers jointly and severally promise to pay on the Revolving Credit Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans and the Revolving Credit Notes, together with all unpaid interest accrued thereon and all fees and other amounts due hereunder. All of the other indebtedness evidenced by the Revolving Credit Notes shall, if not sooner paid, also be absolutely due and payable on the Revolving Credit Maturity Date. In the case of any partial payment of the Revolving Credit Notes, the total amount of such partial payment shall be allocable among the Revolving Credit Notes, subject to Section 8.4 hereof, pro rata in accordance with the Commitment Percentage of each Bank.

2.2.2 The Borrowers shall be required to make mandatory prepayments of the Revolving Credit Loans as set forth below (each a “Mandatory Prepayment”), such payments being due and payable on the day on which any Net Proceeds are received:

(i)

subject to Section 5.8, an amount equal to 100% of the Net Proceeds received by any Borrower from the sale or other disposition of any of its assets, except for (x) sales of assets in the ordinary course of business, (y) sales of assets not in the ordinary course of business having an aggregate purchase price of not more than $15,000,000 in any fiscal year, provided that all such sales are made at fair market value, and (z) sales of obsolete equipment, provided that the value of net fixed assets (property and equipment net of accumulated depreciation on the balance sheet of the Borrowers) of the Borrowers at the time of such sale (and after giving effect thereto) is not less than $255,000,000 (it being agreed that for purposes of this clause (i), except with respect to sales of inventory in the ordinary course of business, any sale (or series of related sales to the same or an affiliated party) having an aggregate purchase price of $1,000,000 or less shall be deemed to be made in the ordinary course of business and any sale (or series of related sales to the same or an affiliated party) having an aggregate purchase price of more than $1,000,000 shall be deemed to be made out of the ordinary course of business);

(ii)

subject to Section 5.5, an amount equal to 100% of the Net Proceeds received from the incurrence of any Indebtedness for borrowed money, except for the Indebtedness permitted by Section 5.5(i) – (x) hereof; and

(iii)

an amount equal to 100% of the Net Proceeds received from the sale of any Equity Securities by UniFirst, except for Equity Securities issued to employees in connection with an employee benefit or option plan adopted by the Board of Directors of UniFirst.

(iv)

with respect to any loss in excess of $5,000,000, an amount equal to 100% of the net proceeds received from any settlement from any insurance provider with respect to such loss, to the extent that such net proceeds have not been reinvested within one hundred eighty (180) days of receipt thereof in the business of the Borrowers to repair or replace damage giving rise to such loss.

All Mandatory Prepayments shall be applied to the Revolving Credit Loans, until the Revolving Credit Loans have been paid in full (with a concurrent permanent reduction of the Revolving Credit Commitments, pro rata, by such Mandatory Prepayment amounts). Notwithstanding the foregoing, there shall be no concurrent permanent reduction of the Revolving Credit Commitments in the case of any Mandatory Prepayments made in connection with Net Proceeds received from any settlement from any insurance provider referenced in the foregoing clause (iv) of this Subsection 2.2.2. Mandatory Prepayments of Base Rate Revolving Credit Loans shall be made without any premium or penalty. Mandatory Prepayments of Euroloan Rate Amounts shall be made subject to the provisions of Section 2.5.9 hereof.

2.3 Reduction of Revolving Credit Commitment. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by $1,000,000 or an integral multiple thereof or terminate entirely the unused portion of the aggregate amount of the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice, or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this Section 2.3, the Administrative Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the account of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction. If the Borrowers reduce the Revolving Credit Commitment hereunder, any Commitment Fee payable thereafter under Section 2.5.2 hereof shall be payable with respect to the Revolving Credit Commitment as so reduced or terminated. No reduction of the Revolving Credit Commitment may be reinstated. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by $500,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Swingline Commitment. No reduction of the Swingline Commitment may be reinstated without the consent of the Swingline Lender.

2.4 Letters of Credit.

2.4.1 If requested to do so by any Borrower, the Issuing Bank may, in its sole discretion, upon the terms and subject to the conditions of this Agreement, issue Letters of Credit for the account of the Borrowers, in such form and face amount as may be requested by such Borrower and agreed to by the Issuing Bank; provided, however, that the Stated Amount of Letters of Credit outstanding at any time, plus the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit, shall not at any time (i) exceed $30,000,000 in the aggregate, or (ii) when added to the then outstanding amount of Revolving Credit Loans (including any Swingline Loans) at such time, exceed the aggregate amount of the Revolving Credit Commitments of the Banks; and provided, further, that at the time any Borrower requests the issuance of a Letter of Credit and after giving effect to the issuance thereof, there has not occurred and is not continuing any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default. Upon the issuance of each Letter of Credit by the Issuing Bank, each Bank shall be deemed to automatically have purchased a participation in such Letter of Credit in accordance with its Commitment Percentage of the Revolving Credit Commitments and each Bank severally agrees that it shall be absolutely liable (absent the gross negligence or willful misconduct of the Issuing Bank), without regard to the occurrence of any Event of Default or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Revolving Credit Commitment, to reimburse the Issuing Bank on demand an amount equal to its Commitment Percentage of the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant hereto.

2.4.2 It is understood and agreed by the parties hereto that amounts drawn under the Letters of Credit shall become immediately due and payable by the Borrowers to the Issuing Bank through the Administrative Agent, and that all Letters of Credit shall in any event expire not later than fourteen (14) days prior to the Revolving Credit Maturity Date. If any Borrower requests the Issuing Bank to issue any Letter of Credit which would by its terms expire later than fourteen (14) days prior to the Revolving Credit Maturity Date, the Borrowers shall pledge cash or cash equivalents with the Administrative Agent for the benefit of the Banks in the face amount of such Letter of Credit plus any applicable fees and charges.

2.4.3 In order to evidence such Letters of Credit, the Borrowers will enter into with the Issuing Bank such agreements and execute such instruments and documents as the Issuing Bank requires, including, but not limited to, a letter of credit application and agreement on the Issuing Bank’s customary form.

2.4.4 Intentionally reserved.

2.4.5 The obligation of the Borrowers to reimburse the Issuing Bank for each unreimbursed draw under outstanding Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)

the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)

any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)

any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief law; or

(v)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

Upon receipt from the Issuing Bank thereof, the applicable Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, the applicable Borrower will promptly notify the Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid. Notwithstanding the immediately preceding sentence, the applicable Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or other, damages suffered by such Borrower that were caused by the Issuing Bank’s gross negligence or willful misconduct.

2.4.6 Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each documentary Letter of Credit.

2.5 Interest and Fees.

2.5.1 (a) Except to the extent the Borrowers are permitted and have chosen the alternative set forth in Section 2.5.9 hereof, the entire unpaid principal (not at the time overdue) of each Revolving Credit Loan shall bear interest at the annual rate of interest which shall at all times be equal to the Base Rate plus the Applicable Base Rate Margin in effect from time to time. For purposes of this Section 2.5.1, the “Applicable Base Rate Margin” shall be equal to 0.00%.

(b) Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of the Revolving Credit Loans and Swingline Loans shall bear interest, to the extent permitted by law, at a rate per annum equal to two percent (2%) above the Base Rate plus the Applicable Base Rate Margin, which interest shall be compounded daily and payable on demand. For the purposes of this section, the Applicable Base Rate Margin that would otherwise be in effect shall automatically be increased to the highest margin.

(c) Except as provided in the preceding clause (b) or Section 2.5.9 hereof, interest on Revolving Credit Loans shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, commencing on the first such day following the date hereof, with the final payment at maturity of the Revolving Credit Loan. Any change in the Base Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Credit Loans.

2.5.2 The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Banks, to be allocated between the Banks in accordance with their Commitment Percentages, a commitment fee computed at a rate per annum on the daily average unused amount of the Revolving Credit Commitments of all the Banks (it being acknowledged that the Stated Amount of outstanding Letters of Credit and outstanding Swingline Loans constitute usage of the Revolving Credit Commitments for purposes of the Commitment Fee), during each fiscal quarter or portion thereof, (A) from the Closing Date to the first Business Day of the fiscal month following delivery of the compliance certificate required to be delivered pursuant to Section 5.1(vi) for the fiscal quarter of the Borrowers ending May 28, 2004 is delivered to the Administrative Agent, equal to 0.225%, and (B) thereafter, determined in accordance with the following table:

Funded Debt Ratio	Commitment Fee
Greater than or equal to 2.50 to 1.00	0.250%
Less than 2.50 to 1.00 but equal to or greater than 2.00 to 1.00	0.225%
Less than 2.00 to 1.00 but equal to or greater than 1.50 to 1.00	0.200%
Less than 1.50 to 1.00 but equal to or greater than 1.00 to 1.00	0.175%
Less than 1.00 to 1.00	0.150%

and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, commencing on the first such date following the date hereof, and also payable on the date on which such Revolving Credit Commitment shall terminate in full hereunder. For purposes of determining the Commitment Fee, the Funded Debt Ratio will be tested quarterly, commencing on the first such date following the date hereof, based on the compliance certificate required to be delivered pursuant to Section 5.1(vi) with respect to such fiscal quarter. For purposes of determining the Commitment Fee, any rate change shall be effective on the first Business Day of the fiscal month following delivery of the compliance certificate required to be delivered pursuant to Section 5.1(vi) to the Administrative Agent, together with a notice to the Administrative Agent (which shall be verified by the Administrative Agent) specifying any change in the Commitment Fee, and if the Borrower has failed to deliver the compliance certificate required to be delivered pursuant to Section 5.1(vi), the Commitment Fee that would otherwise be in effect shall automatically be increased to the highest margin until such compliance certificate is delivered.

2.5.3 A per annum Letter of Credit fee shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers to the Administrative Agent, for the ratable accounts of the Banks, on each Letter of Credit at a rate per annum equal to the Applicable Eurodollar Rate Margin applicable to Revolving Credit Loans then in effect multiplied by the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), along with, solely for the account of the Issuing Bank, such documentary issuing, processing and other fees as are customarily charged by the Issuing Bank on Letters of Credit (including, without limitation, a fronting fee equal to 0.125% per annum multiplied by the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of

Credit) payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers).

2.5.4 The Borrowers jointly and severally agree to pay to the Administrative Agent and the Arranger fees in the amounts and at the times outlined in the Fee Letter.

2.5.5 If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Administrative Agent or any Bank or any corporation controlling the Administrative Agent or any Bank and the Administrative Agent or any Bank determines that the amount of capital required to be maintained by it is increased by or based upon the existence of the Administrative Agent’s or any Bank’s commitment with respect to the Revolving Credit Loans or the Issuing Bank’s maintenance of any Letters of Credit, then the Administrative Agent may notify the Borrowers of such fact. To the extent that the costs of such increased capital requirements are not reflected in the Base Rate or the Letter of Credit fee payable hereunder, as the case may be, the Borrowers and the Administrative Agent or the applicable Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate the Administrative Agent or such Bank in light of these circumstances. If the Borrowers and the Administrative Agent or such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice or, if later, the effective date of any such increased capital requirement, the fees payable hereunder shall increase by an amount that will, in the Administrative Agent’s or such Bank’s reasonable determination, provide adequate compensation. The Administrative Agent and each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

2.5.6 Anything hereinbefore to the contrary notwithstanding, if any present or future law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Administrative Agent or any Bank by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall (i) subject the Administrative Agent or any Bank (or any payment made to the Administrative Agent or any Bank) to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to any Revolving Credit Loan, this Agreement, any Revolving Credit Note, any of the other Loan Documents, or the payment to the Administrative Agent or any Bank of any amounts due to it hereunder or thereunder, or (ii) materially change the basis of taxation of payments to the Administrative Agent or any Bank of the principal of or the interest on any Revolving Credit Note or any other amounts payable to the Administrative Agent or any Bank under this Agreement or any of the other Loan Documents, or (iii) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of (which expression includes any Letters of Credit), or loans by an office of the Administrative Agent or any Bank in respect of the transactions contemplated herein, or (iv) impose on the Administrative Agent or any Bank any other conditions or requirements with respect to this Agreement, any Revolving Credit Note, any of the other Loan Documents, any Revolving Credit Commitment or any Revolving Credit Loan, and the result of any of the foregoing is (a) to increase the cost to the Administrative Agent or any Bank of making, funding or maintaining all or any part of the Revolving Credit Commitment or the principal of any Revolving Credit Loan, or (b) to reduce the amount of principal, interest or other amount payable to the Administrative Agent or any Bank under this Agreement, any Revolving Credit Note or any other Loan Document, or (c) to require the Administrative Agent or any Bank to make any payment or to forego any interest or other sum payable under this Agreement, any Revolving Credit Note or any other Loan Document, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Administrative Agent or any Bank from the Borrowers under this Agreement, any Revolving Credit Note or any other Loan Document, then, and in each such case not otherwise provided for hereunder, the Borrowers shall, upon demand made by the Administrative Agent or the applicable Bank accompanied by calculations thereof in reasonable detail, pay (on an after-tax basis) to the Administrative Agent or such Bank such additional amounts as will be sufficient to compensate the Administrative Agent or such Bank for such additional cost, reduction, payment or foregoing interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Administrative Agent or any Bank.

2.5.7 [Intentionally Omitted.]

2.5.8 The Borrowers authorize the Administrative Agent and each Bank, in the Administrative Agent’s or such Bank’s sole discretion, to charge to any deposit account which any Borrower may maintain with the Administrative Agent or such Bank the interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or delivered in connection herewith, or to advance to the Borrowers and to charge to them as a Revolving Credit Loan a sum sufficient to pay such interest, fees, charges, taxes and expenses, with advice thereof thereafter sent to UniFirst’s chief financial officer in accordance with the Administrative Agent’s or such Bank’s customary practice.

2.5.9 Eurodollar Interest Rate Option.

(i) At the option of the Borrowers, so long as no Event of Default has occurred and is then continuing and no event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is then continuing, the Borrowers may elect from time to time prior to the Revolving Credit Maturity Date to have all or a portion of the unpaid principal amount of any Revolving Credit Loan bear interest during any particular Interest Period at the Euroloan Rate; provided, that any such portion of any Revolving Credit Loan shall be in an amount not less than $500,000 or some greater integral multiple of $100,000 with respect to any single Interest Period. There shall not be at any time more than a total of five (5) Eurodollar Rate Loans outstanding. Notwithstanding anything herein to the contrary, the maximum principal amount which the Borrowers may borrow under any possible combination of the Revolving Credit Loans (including Swingline Loans) shall not exceed the amount of the Revolving Credit Maximum Amount from time to time less (x) the Stated Amount of all Letters of Credit then issued and outstanding at such time and (y) any unreimbursed draws under outstanding Letters of Credit at such time. Any election by the Borrowers to have interest calculated at the Euroloan Rate shall be made by notice (which shall be irrevocable) to the Administrative Agent at least 3 Business Days prior to the first day of the proposed Interest Period, specifying the Euroloan Rate Amount and the duration of the proposed Interest Period (which must be for one, two, three or six months). Any such election of a Euroloan Rate shall lapse at the end of the expiring Interest Period unless extended by a further election notice as hereinbefore provided. Except as otherwise provided herein, each Euroloan Rate Amount shall bear interest during each Interest Period relating thereto at an annual rate (the “Euroloan Rate”) equal to the Eurodollar Rate plus the Applicable Eurodollar Rate Margin (as hereinafter defined). Interest on each Euroloan Rate Amount shall be payable (a) on the last day of each Interest Period relating thereto, or (b) if any Interest Period is longer than three months, on the last day of each three-month period following the commencement of such Interest Period and on the last day of such Interest Period.

Notwithstanding the foregoing, the Borrowers may not select an Interest Period which extends beyond the Revolving Credit Maturity Date.

For purposes of this Section 2.5.9, the “Applicable Eurodollar Rate Margin” shall be equal to (A) from the Closing Date to the first Business Day of the fiscal month following delivery of the compliance certificate required to be delivered pursuant to Section 5.1(vi) for the fiscal quarter of the Borrowers ending May 28, 2004 is delivered to the Administrative Agent, a percentage equal to 1.00%, and (B) thereafter, the percentage determined in accordance with the following table:

Funded Debt Ratio	Applicable Eurodollar Rate Margin
Greater than or equal to 2.50 to 1.00	1.250%
Less than to 2.50 to 1.00 but equal to or greater than 2.00 to 1.00	1.000%
Less than 2.00 to 1 but equal to or greater than 1.50 to 1.00	0.875%
Less than 1.50 to 1 but equal to or greater than 1.00 to 1.00	0.750%
Less than 1.00 to 1.00	0.625%

For purposes of determining the Applicable Eurodollar Rate Margin, the Funded Debt Ratio will be tested quarterly, commencing with the fiscal quarter of the Borrowers ending May 28, 2004, based on the compliance certificate required to be delivered pursuant to Section 5.1(vi) with respect to such fiscal quarter. For purposes of determining the interest rate for any Interest Period hereunder, any interest rate change shall be effective on the first Business Day of the fiscal month following delivery of the compliance certificate required to be delivered pursuant to Section 5.1(vi) to the Administrative Agent, together with a notice to the Administrative Agent (which shall be verified by the Administrative Agent) specifying any change in the Applicable Eurodollar Rate Margin, and if the Borrower has failed to deliver the compliance certificate required to be delivered pursuant to Section 5.1(vi), the Applicable Eurodollar Rate Margin that would otherwise be in effect shall automatically be increased to the highest margin until such compliance certificate is delivered.

(ii) The Administrative Agent shall forthwith upon determining any Euroloan Rate provide notice thereof to the Borrowers and the

Banks. Each such notice shall be conclusive and binding upon the Borrowers.

(iii) If, with respect to any Interest Period, the Administrative Agent is unable to determine the Euroloan Rate relating thereto, or adverse or unusual conditions in or changes in applicable law relating to the applicable Eurodollar interbank market make it illegal or, in the reasonable judgment of the Administrative Agent or any of the Banks as such Bank shall advise the Administrative Agent, impracticable, to fund therein the Euroloan Rate Amount or make the projected Euroloan Rate unreflective of the actual costs of funds therefor to the Administrative Agent or any such Bank, or if it shall become unlawful for the Administrative Agent or any such Bank to charge interest on the Revolving Credit Loan on a Euroloan Rate basis, then in any of the foregoing events the Administrative Agent shall so notify the Borrowers and interest will be calculated and payable in respect of such projected Interest Period (and thereafter for so long as the conditions referred to in this sentence shall continue) by reference to the Base Rate in accordance with Section 2.5.1 hereof.

(iv) If any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall end on the Eurodollar Business Day next preceding or next succeeding such day as determined by the Administrative Agent in accordance with its usual practices and notified to the Borrowers at the beginning of such Interest Period.

(v) The Borrowers may prepay a Eurodollar Rate Loan only upon at least three (3) Business Days prior written notice to the Administrative Agent (which notice shall be irrevocable), and, except as permitted by payment of the applicable “yield maintenance fee” (as defined below), any such prepayment shall occur only on the last day of the Interest Period for such Eurodollar Rate Loan. Borrower shall pay to Administrative Agent for the account of the Banks, upon request of any Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such requesting Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a Eurodollar Rate Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by Borrowers to borrow a Eurodollar Rate Loan on the date specified by Borrowers’ written notice; (iii) any failure by Borrowers to pay a Eurodollar Rate Loan on the date for payment specified in Borrowers’ written notice. Without limiting the foregoing, Borrowers shall pay to Administrative Agent for the account of such requesting Bank a “yield maintenance fee” in an amount computed by such requesting Bank as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Euroloan Rate Election as to which the prepayment is made, shall be subtracted from the Euroloan Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Euroloan Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Euroloan Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the requesting Bank upon the prepayment of a Eurodollar Rate Loan. Each reference in this paragraph to “Euroloan Rate Election” shall mean the election by Borrower of the Euroloan Rate. If by reason of an Event of Default, Administrative Agent elects to declare the Notes to be immediately due and payable, then any yield maintenance fee with respect to a Eurodollar Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

The Borrowers shall pay to the Administrative Agent for the account of such requesting Bank the amount of loss, computed in accordance with the foregoing formula, upon presentation to the Borrowers by such requesting Bank (with a copy to the Administrative Agent) of a statement setting forth such requesting Bank’s calculation of the amount of such loss, which notice shall be conclusive and binding upon the Borrowers in the absence of manifest error.

2.5.10 Swingline Loans.

(i)        Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees, in its sole and absolute discretion, to make Swingline Loans to the Borrowers from time to time from the Closing Date through, but not including, the Swingline Termination Date, provided that any such Swingline Loan shall be in an amount not less than $100,000; and further provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) at any time, shall not exceed the lesser of (x) the aggregate Revolving Credit

Commitments of all the Banks less the sum of (A) all outstanding Revolving Credit Loans (including Swingline Loans) at such time, (B) the aggregate Stated Amount of Letters of Credit outstanding at such time and (C) the aggregate amount of all unreimbursed draws under outstanding Letters of Credit at such time and (y) the Swingline Commitment at such time. Swingline Loans hereunder may be requested for a period of up to 7 days and shall be repaid and reborrowed in accordance with the terms hereof. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan to the Borrowers by 4:00 p.m. (Boston, Massachusetts time) on the Business Day of the requested borrowing, so long as the Swingline Loan has been requested by the Borrowers no later than 12:00 p.m. (Boston, Massachusetts time) on such Business Day.

(ii)       Repayment. The Borrowers shall repay the outstanding principal amount of each Swingline Loan on the earliest to occur of: (x) the seventh (7th) day after the date on which such Swingline Loan was made, (y) the Swingline Termination Date or (y) (i) if it shall receive notice of demand for payment from the Swingline Lender prior to 12:00 p.m. (Boston, Massachusetts time) on any Business Day, on the Business Day next succeeding such Business Day and (ii) if it shall receive such notice after 12:00 p.m. (Boston, Massachusetts time) on any day, on the Business Day which is 2 Business Days after it shall receive such notice.

(iii)      Refunding and Conversion of Swingline Loans to Revolving Credit Loans.

(A)      Swingline Loans shall be refunded by the Banks on demand by the Swingline Lender, in which case the Borrowers shall be deemed to have requested on such date of demand a Revolving Credit Loan in the principal amount of such Swingline Loan bearing interest with reference to the Base Rate plus the Applicable Base Rate Margin (unless the Borrowers have elected the Eurodollar Rate with respect thereto in accordance with the terms hereof). Such refundings of the Swingline Loan and/or fundings of such Revolving Credit Loans shall be made by the Banks in accordance with their respective Commitment Percentage and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Administrative Agent. Each Bank shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Boston, Massachusetts time) on the next succeeding Business Day after such demand is made. No Bank’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Bank’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Bank’s Commitment Percentage be increased as a result of any such failure of any other Bank to fund its Commitment Percentage. To the extent any Bank does not fund its respective Commitment Percentage of any Revolving Credit Loan deemed to be made to the Borrowers pursuant to this Section, the Borrower shall repay such amounts to the Swingline Lender as if such Loan were a Revolving Credit Loan for which a Bank did not advance its share to the Administrative Agent.

(B)      If, at the time the Borrowers receive notice of a demand for repayment of a Swingline Loan from the Swingline Lender, the aggregate principal amount of all Revolving Credit Loans outstanding, plus the aggregate principal amount of all Swingline Loans outstanding (including the Swingline Loan for which demand for payment is then made by the Swingline Lender), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate of all unreimbursed draws under outstanding Letters of Credit, equals or exceeds the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time, the Borrowers shall repay such Swingline Loan in accordance with Section 2.5.10(ii). The Borrowers hereby authorize the Administrative Agent to charge any account maintained with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Banks are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Banks that have reimbursed the Swingline Lender pursuant to clause (A) above in accordance with their respective ratable share.

(C)      Each Bank acknowledges and agrees that, absent the gross negligence or willful misconduct of the Swingline Lender, its obligation to refund Swingline Loans with Revolving Credit Loans in accordance with the terms of this Section 2.5.10 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 4. Further, each Bank agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.5.10, one of the events described in Section 6.1.(vi), (vii) or (viii) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made pursuant to Section 2.5.10 hereof, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).

(D)      Each Bank’s Commitment Percentage applicable to any Swingline Loan shall be identical to its Commitment Percentage applicable to Revolving Credit Loans.

(E)       The Swingline Loans shall be evidenced by an Amended and Restated Swingline Note of the Borrowers to the Swingline Lender in or substantially in the form of the Amended and Restated Revolving Credit Notes (as amended from time to time, the “Swingline Note”), with appropriate insertions.

SECTION 3. REPRESENTATIONS AND WARRANTIES.

The Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Bank as follows:

3.1 Organization and Qualification. Each of the Borrowers (i) is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as indicated on Exhibit B attached hereto; (ii) has all requisite corporate or other organizational power and authority to own or to hold under lease its property and conduct its business as now conducted and as presently contemplated; and (iii) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Exhibit B attached hereto) where the nature of its properties or its business (present or proposed) requires such qualification and in which failure to qualify would have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole.

3.2 Authority. The execution, delivery and performance by each Borrower of each of the Loan Documents to which such Borrower is or is to become a party (including the making of the borrowings contemplated by this Agreement) are within the corporate, limited partnership or limited liability company, as applicable, authority of such Borrower, have been duly authorized by all necessary corporate, limited partnership and limited liability company, as the case may be, proceedings on the part of such Borrower, and do not and will not (i) contravene any provision of law, its charter documents, its by-laws or other governing documents (each as in effect from time to time), or (ii) contravene any provisions of, or constitute an Event of Default hereunder or a default under, or an event which with the lapse of time or the giving of notice, or both, would constitute an Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower or any of its properties (except (i) with respect to agreements relating to Indebtedness for borrowed money, defaults under any such agreements with principal obligations of $5,000,000 or less, or (ii) with respect to any other agreement, instrument, judgment, order, decree, permit, license or undertaking, any such default as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole), or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of such Borrower (except for any such mortgage, pledge, security interest, lien, encumbrance or charge as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole), or (iii) require any waivers, consents or approvals by any of the creditors or trustees for creditors of such Borrower (except such as will be duly obtained on or prior to the Closing Date and will be in full force and effect on and as of such date), or (iv) require any consents or approvals by any shareholders, members or partners of such Borrower (except such as will be duly obtained on or prior to the Closing Date and will be in full force and effect on and as of such date), or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency, except those actions that have been taken or will be taken prior to the Closing Date, under any provision of any applicable law.

3.3 Valid Obligations. The agreements and obligations of each Borrower contained in each of the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms.

3.4 Approvals and Consents. The execution, delivery and performance of each of the Loan Documents to which each Borrower is or is to become a party do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority or any other person, except as disclosed on Exhibit B attached hereto.

3.5 Title to Properties; Absence of Liens. As of the date of this Agreement, each of the Borrowers has good and marketable title to all of its respective properties, assets and rights of every name and nature now purported to be owned by it, including without limitation the Business and the properties, assets and rights reflected in the Initial Financial Statement, except as otherwise noted in the Annual Report and except with respect to such properties, assets and rights which are not material to the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole, in each case free from all liens, charges and encumbrances whatsoever except for insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section 5.7 hereof, and as of the date of this Agreement, its Obligations under the Loan Documents rank at least pari passu with all its other Indebtedness, including, without limitation, the Senior Notes, except as set forth on Exhibit B attached hereto. The rights, properties and other assets presently owned, leased or licensed by any of the Borrowers and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Borrowers to conduct their respective businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof. Except with respect to liens, charges or encumbrances permitted under Section 5.7 hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Encumbrance on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

3.6 Compliance. Each of the Borrowers has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges to allow it to own and operate its business without any violation of law or the rights of others (except for any such right or privilege as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole); and each of the Borrowers is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (except where the failure to comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole; provided, that this Section 3.6 shall not apply with respect to any rights, privileges, laws, regulations, authorizations or orders the subject matter of which is covered by any other representation or warranty contained herein). Without limitation of the foregoing, each of the Borrowers is in compliance with, and neither the entering into of the Loan Documents or the use of the proceeds of the Revolving Credit Loans will violate: any law, rule or regulation relating to anti-terrorism or money laundering, including the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

3.7 Financial Statements. The Borrowers have furnished to the Administrative Agent and the Banks (i) the Consolidated balance sheet and statement of income of the Borrowers as at August 30, 2003 for the fiscal year then ended, and related footnotes, audited by Ernst & Young LLP (the “2003 Financials”), (ii) the Consolidated balance sheet and statement of income of the Borrowers as at February 28, 2004 and for the six-month period then ended (the “February 2004 Financials”), and (iii) the Consolidated balance sheet of the Borrowers on a pro forma basis after giving effect to the Private Placement as at the Closing Date (the “Closing Balance Sheet”, and together with the 2003 Financials and the February 2004 Financials, the “Initial Financial Statement”), in each case prepared in accordance with GAAP (subject, in the case of (ii) and (iii) only, to normal changes for year-end audit adjustments which would not be in any case, or in the aggregate, materially adverse) and fairly presenting the financial position of the Borrowers as at the close of business on such dates and the results of operations of the Borrowers for the twelve-month and six-month periods, respectively, then ended. The Borrowers have also furnished to the Administrative Agent and the Banks projections of the Borrowers’ future results of operations for the periods ending on August 28, 2004, August 27, 2005, and August 26, 2006, each on a pro forma basis and all of which take into account the Private Placement and all of which were made in good faith and based on assumptions which the Borrowers believed reasonable when made, it being recognized by the Banks that projections as to future results are not to be viewed as facts and that the actual results during the period or periods covered by the projections may differ from the projected results. The Administrative Agent and the Banks agree to keep confidential, in the manner each of them usually does with its respective customers, any and all of the information obtained from such projections, provided that such information may be available for inspection or examination by (i) any court or governmental regulatory authority having jurisdiction over the Administrative Agent or any Bank, (ii) any independent auditors of the Administrative Agent or any Bank, and (iii) any potential Assignees and Participants. At the date hereof, the Borrowers have no Indebtedness or other liabilities, debts or obligations involving amounts material to the Borrowers taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on Exhibit C attached hereto. Since the date of the Initial Financial Statement there have been no changes in the assets, liabilities, financial condition or business of the Business the effect of which has, individually or in the aggregate, been materially adverse, except as set forth on Exhibit B attached hereto. Since the Initial Financial Statement, none of the Borrowers has made any Restricted Payment except as expressly permitted pursuant to Section 5.28 hereof and as set forth on Exhibit B attached hereto.

3.8 Solvency. Each of the Borrowers has and, after giving effect to the Revolving Credit Loans and the issuance of any Letters of Credit, will have, assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent); each of the Borrowers has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; no Borrower was Insolvent immediately prior to the making of the Revolving Credit Loans or the issuance of any Letters of Credit, and immediately after giving effect thereto, no Borrower will be Insolvent.

3.9 No Events of Default. As of the date of this Agreement, no Event of Default exists, and no event or condition exists which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

3.10 Taxes. Each of the Borrowers has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other such governmental charges due from each Borrower have been fully paid or adequate reserves have been established therefor. No Borrower has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities involving amounts material to the Borrowers taken as a whole. Each of the Borrowers has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

3.11 Litigation. Except as set forth on Exhibit B attached hereto, there is no litigation, proceeding or governmental investigation, civil or criminal, administrative or judicial, pending or, to the best knowledge of the Borrowers, threatened against any Borrower which, if adversely decided, would have a materially adverse effect on the business, properties or condition (whether financial or otherwise) of the Borrowers taken as a whole or on the ability of any Borrower to perform its obligations hereunder or under any other Loan Document.

3.12 Margin Rules. No portion of any Revolving Credit Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System.

3.13 Restrictions on the Borrowers. No Borrower is subject to any provision of its charter, other incorporation or other organizational papers, by-laws, operating agreement, partnership agreement or stock provisions or any amendment thereof or a party to or otherwise bound by any indenture or agreement which it believes will, under current or foreseeable conditions, materially and adversely affect the normal operations of the Borrowers taken as a whole or impair the business, properties or condition (whether financial or otherwise) of the Borrowers taken as a whole.

3.14 Compliance with ERISA. Each of the Borrowers and each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and, together with each Plan and Welfare Plan that is not a Multi-Employer Plan, is in compliance in all material respects with the applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC, any trustee or a Plan under Title IV of ERISA; and no non-exempt “prohibited transaction” or “reportable event” (as such terms are defined in ERISA and the Code) has occurred with respect to any Plan or Welfare Plan that is not a Multi-Employer Plan. To the best of the knowledge and belief of each of the Borrowers and each member of the Controlled Group, each Plan and Welfare Plan that is a Multi-Employer Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; and no Borrower and no member knows or has reason to know of the occurrence of a non-exempt “prohibited transaction” or “reportable event” with respect to any Plan or Welfare Plan that is a Multi-Employer Plan. To the best knowledge of the Borrowers, no Borrower and no member of the Controlled Group has incurred any liability under Subtitle E of Title IV of ERISA to any Plan that is a Multi-Employer Plan

3.15 Intellectual Property. The Borrowers own or have rights with respect to all (i) patent and patent applications in any country or jurisdiction and (ii) trademarks, trade names, copyrights and service marks and United States, state and foreign registrations thereof and applications therefor which are necessary for the conduct of the Business without any violation of law or the rights of others.

3.16 Environmental and Regulatory Compliance. As to each of the real properties owned or leased by each Borrower and any operations thereon, and as to the Business, each such property and operation and the Business is presently in compliance with and has in full force and effect all permits, licenses, or approvals required by all applicable building, zoning, anti-pollution, hazardous substance, hazardous material, oil, radioactive or nuclear waste, environmental, health, safety or other laws, ordinances or regulations (collectively, “Environmental Laws”), including, without limitation, the Atomic Energy Act of 1954, as amended, 42 U.S.C. 2011 et seq., and the Energy Reorganization Act of 1974, as amended, 42 U.S.C. 5801 et seq., and any judgment, decree or order relating thereto, and no Borrower has received notification that any of the foregoing properties or operations or the Business is in violation or alleged violation of any of the foregoing, except where the failure to so comply with or have any such permit, license or approval or where the receipt of such notification would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole, it being understood and agreed that any failure to so comply with or have any such permit, license or approval shall be considered to materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole only if the cost to the Borrowers associated with such failure is and/or is reasonably expected to be equal to or greater than $2,000,000, which calculation shall include any and all attorneys fees incurred or reasonably expected to be incurred by the Borrowers. Except as set forth on Exhibit B attached hereto and except for OHM (as hereinafter defined) that is used in compliance with all Environmental Laws in amounts and methods customary for a business such as the Business (provided such use does not result in a release that requires reporting pursuant to any Environmental Law), no Borrower has ever generated, stored, handled or disposed of any hazardous substances, hazardous materials, oil, or radioactive or nuclear waste (collectively, “OHM”) on any of such properties or any portion thereof or in connection with any of such operations or the Business and no Borrower is aware of the presence, generation, storage, handling, or disposal of any OHM on any of such properties or any portion thereof or in connection with any of such operations or the Business by any Borrower or any prior owner or prior occupant or prior user thereof or by anyone else, nor is any Borrower aware of any spill or release or threatened release of OHM or other substance, into the environment on or from any of such properties or operations or in connection with the Business. Except as set forth on Exhibit B attached hereto, no inquiry, notice or threat to give notice by any governmental authority or any other third party has been received by any Borrower with respect to the generation, storage, handling, or disposal or release or threat of release (collectively, a “Release”) or alleged Release thereof, or with respect to any violation or alleged violation of any Environmental Laws or any judgment, decree or order relating thereto. Except as set forth on Exhibit B attached hereto, no underground storage tanks or surface impoundments are on any of the properties owned or leased or operated by any Borrower or used in connection with the Business. Without in any way limiting the foregoing, as to each of the real properties owned or leased by each Borrower and any operations thereon, all as described on Exhibit B attached hereto, and as to the Business, each such property and operation and the Business is presently in compliance with and has in full force and effect all permits, licenses, or approvals required in connection with the licensing of nuclear decontamination facilities, the handling and disposal of radioactive waste, and record-keeping and reporting in connection therewith, except where the failure to so comply with or have any such permit, license or approval would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole. Notwithstanding anything to the contrary set forth in any of the immediately preceding six sentences, the Borrowers shall not be required to set forth on Exhibit B a description of any set of facts or circumstances or of any inquiry, notice or threat to give notice described above (each individually, an “Environmental Matter”) unless the cost to the Borrowers to respond to, address, or remediate any individual Environmental Matter shall be and/or shall reasonably be expected to be equal to or greater than $2,000,000. There shall be no deduction from any sum calculated and/or estimated pursuant to the preceding sentence due to any insurance proceeds to which the Borrowers may be entitled or which the Borrowers may receive, and there shall be included in any such calculation the cost of any and all attorneys fees incurred and/or reasonably expected to be incurred by the Borrowers. For the purposes of this Section, (i) “hazardous substances” shall mean “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq., and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, (ii) “hazardous material” and “oil” shall mean “hazardous material” and “oil”, respectively, as defined in the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. Chapter 21E, and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, and (iii) “release” or “threat of release” shall mean such terms as they are defined in any of the foregoing laws, ordinances, rules or regulations, as applicable.

3.17 Labor Relations. No Borrower is engaged in any unfair labor practice that could have a material adverse effect on the Borrowers taken as a whole. Except as set forth on Exhibit B, there is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or, to the best knowledge of the Borrowers, threatened against any of them, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the Borrowers taken as a whole, (ii) no significant strike, labor dispute, slowdown or stoppage pending against any Borrower or, to the best knowledge of the Borrowers, threatened against any Borrower except for any such labor action as would not have a material and adverse effect on the Borrowers taken as a whole, and (iii) to the best knowledge of the Borrowers, no union representation question existing with respect to a material number of employees of any Borrower and, to the best knowledge of the Borrowers, no union organizing activities are taking place which would have a material and adverse effect on the Borrowers taken as a whole.

3.18 Interdependence of Borrowers. In order to induce the Administrative Agent and each Bank to enter into this Agreement and the other Loan Documents to which it is a party, and grant the Revolving Credit Loans hereunder, the Borrowers hereby jointly and severally represent and warrant that: (i) the business of each Borrower shall benefit from the successful performance of the business of each other Borrower, and all of the Borrowers as a group; (ii) each Borrower has cooperated to the extent necessary and shall continue to cooperate with each other Borrower to the extent necessary in the development and conduct of each other Borrower’s business, and shall to the extent necessary share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each Borrower’s business; (iii) the business of each Borrower shall continue to benefit from the maintenance with the other Borrowers of common facilities and the sharing with the other

Borrowers of officers, directors and staff personnel, and shall benefit from reporting its financial results on a consolidated basis with the other Borrowers; and (iv) the failure of any Borrower to cooperate with the other Borrowers in the conduct of their respective businesses shall have an adverse impact on the business of each Borrower, and the failure of any Borrower to associate or cooperate with the other Borrowers is reasonably likely to impair the goodwill of such Borrower and all of the Borrowers as a group.

3.19 Contracts with Affiliates, Etc.

(i) Except for agreements or transactions (in each case) in the ordinary course of business and on an arm’s-length basis, no Borrower or any officer, employee or director thereof is a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate other than the Loan Documents, except for any such agreement, instrument or contract as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole.

(ii) There is no material amount of Indebtedness for borrowed money owing by any Borrower to any Affiliate. There is no material amount of Indebtedness for borrowed money owing by any Affiliate to any Borrower.

3.20 Subsidiaries. (a) Except as set forth on Exhibit B, as of the date of this Agreement, all of the Subsidiaries of the Borrowers are as set forth in the Annual Report. Except as set forth on Exhibit B attached hereto, each Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding capital stock or other equity ownership of each of its Subsidiaries. All shares of such capital stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding. (b) Neither Pride American Garments, Inc. nor Interstate Uniform Manufacturing of Puerto Rico, Inc. owns net assets in excess of $4,000,000 (which net assets consist primarily of accounts receivable owed by UniFirst) .

3.21 Disclosure. No representations and warranties made by the Borrowers in this Agreement, any other Loan Document, any financial statement, any certificate or in the information memorandum of the Borrowers dated May, 2004 for the facility subject of this Agreement furnished to the Administrative Agent, the Arranger, or the Banks by or on behalf of the Borrowers, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which they are made. Except as disclosed on Exhibit B attached hereto, there is no fact reasonably known to any Borrower regarding any Borrower or the industry in which any Borrower is engaged which materially adversely affects, or which would in the future materially adversely affect, the business, condition (financial or otherwise), assets, operations or prospects of the Borrowers taken as a whole.

SECTION 4. CONDITIONS OF REVOLVING CREDIT LOANS.

4.1       Conditions to Making the First Revolving Credit Loan. The obligations of the Banks to make the first Revolving Credit Loan hereunder or of the Issuing Bank to issue any Letter of Credit shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

4.1.1 Loan Documents. (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date, and (ii) executed original counterparts of each of the Loan Documents as executed and delivered by the respective parties thereto shall have been furnished to the Administrative Agent.

4.1.2 Legality of Transactions. No change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Administrative Agent or any Bank to perform any of its respective agreements or obligations under any of the Loan Documents to which each of them respectively is a party on the Closing Date, or (ii) for any Borrower to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date.

4.1.3 Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrowers to the Administrative Agent and the Banks in this Agreement or the other Loan Documents shall be true and correct when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and shall be true and correct on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date).

4.1.4 Performance, etc. Each Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents to which it is a party or by which it is bound which are required to be performed on the Closing Date. All necessary consents and/or waivers in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained by the Borrowers and copies thereof shall have been delivered to the Administrative Agent and the Banks. No event shall have occurred on or prior to the Closing Date and be continuing on such Closing Date, and no condition shall exist on such Closing Date, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default, both immediately prior to and after giving effect to the Private Placement and the Revolving Credit Loans to be made on the Closing Date.

4.1.5 Proof of Corporate Action; Good Standing. The Administrative Agent shall have received from each Borrower a certificate, certified by a duly authorized officer of such Borrower to be true and complete on the Closing Date, (i) attaching a copy of records of all corporate, limited partnership or limited liability company, as applicable, action taken by such Borrower to authorize (a) its execution and delivery of each of the

Loan Documents to which it is or is to become a party, (b) its performance of all of its agreements and obligations under each of such documents, and (c) any borrowings and other transactions contemplated by this Agreement, (ii) stating that there have been no amendments to its charter or other organizational documents or to its by-laws, operating agreement or partnership agreement as in effect on July 2, 1991 or, if later, the date of initial effectiveness thereof, except as set forth on Exhibit B attached hereto, and (iii) stating that all insurance that is required by this Agreement to be in effect in respect of all property and fixtures of the Borrowers is in effect on the Closing Date.

4.1.6 Incumbency Certificate. The Administrative Agent shall have received from each Borrower an incumbency certificate, dated the Closing Date and signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each Borrower, each of the Loan Documents to which it is or is to become a party; (ii) to make application for the Loans and Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

4.1.7 Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Banks and the Administrative Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Administrative Agent and the Banks shall have reasonably requested.

4.1.8 Fees. The Borrowers shall have complied with their obligations under Section 2.5 hereof to pay any fees payable on the Closing Date.

4.1.9 Legal Opinion Letter. The Administrative Agent shall have received a letter addressed to the Administrative Agent and the Banks from Goodwin Procter LLP, counsel to the Borrowers, in or substantially in the form of the opinion letter previously delivered by Goodwin Procter LLP in connection with the September 2003 Credit Agreement.

4.1.10 Financial Condition. The Administrative Agent and the Banks shall be satisfied that the financial statements referred to in Section 3.7 hereof fairly present the business and financial condition of the Borrowers as at the close of business on the date thereof and the results of operations for the periods then ended, and that there has been no material adverse change in the assets, business, properties, liabilities (actual or contingent), condition (financial or otherwise), operations, income or prospects of the Borrowers and their Subsidiaries taken as a whole since the Initial Financial Statement or in the Borrowers’ ability to operate in accordance with the projections referred to in Section 3.7 or to comply with the financial covenants referred to in Sections 5.25, 5.26 and 5.27 (except as described on Exhibit B attached hereto). The Administrative Agent and the Banks shall be satisfied with the projections referred to in Section 3.7. There shall have been no material misstatements in, or omissions from, the financial statements and any other documentation furnished to the Administrative Agent and the Banks.

4.1.11 Legal Fees. The Borrowers shall have reimbursed the Administrative Agent and its Affiliates for all of the reasonable fees and disbursements of Messrs. Goulston & Storrs, P.C., counsel to the Administrative Agent and BOA, which shall have been incurred by the Administrative Agent or BOA in connection with the preparation, negotiation, execution and delivery of the Loan Documents.

4.1.12. Reserved.

4.1.13. Closing of Private Placement; Private Placement Documents. The Private Placement shall be consummated contemporaneously with the execution and delivery of this Agreement and the other Loan Documents to the Administrative Agent, and Senior Notes shall have been issued in the amount of $165,000,000. The Private Placement Documents and all other documentation and deliverables in connection therewith shall have been executed and delivered by each of the parties thereto, with a copy to the Administrative Agent, and shall be in full force and effect as of the Closing Date. The terms and conditions of the Private Placement Documents and related documentation shall be in form and substance satisfactory to the Administrative Agent and consistent with the terms and provisions of the Private Placement Term Sheet, and shall contain terms to the effect that the obligations of the Borrowers pursuant to the Senior Notes rank pari passu with all its other senior unsecured Indebtedness, including, without limitation, the Revolving Credit Loans. All of the conditions precedent to the consummation of the Private Placement shall have been met or satisfied without any waiver by any party thereto of any condition, obligation, covenant or other requirement without the Administrative Agent’s prior written consent, upon the terms set forth in the Private Placement Documents and in the form delivered to and approved by the Administrative Agent. The proceeds of the Private Placement shall have been paid to the Administrative Agent for the account of the Existing Lenders in accordance with the terms of the September 2003 Credit Agreement and applied to repay the Revolving Credit Loans (as therein defined) outstanding under and in accordance with the terms of September 2003 Credit Agreement, together with a permanent reduction in the aggregate Revolving Credit Commitments (as therein defined) under the 2003 Credit Agreement in the amount of such repayments such that the Revolving Credit Commitments (as defined under the September 2003 Credit Agreement) shall be permanently reduced to $120,582.186.70 effective immediately prior to the effectiveness of the Assignment and this Agreement.

4.1.14. Organizational and Capital Structure. The organizational and capital structure of the Borrowers shall be reasonably satisfactory to the Administrative Agent.

4.1.15. No Material Adverse Change. Since the date of the Commitment Letter, none of the following events shall have occurred: (i) any material adverse change to the syndication market for credit facilities of like kind and nature to the Revolving Credit Loans pursuant to this Agreement, or material disruption of or material adverse change in the banking, capital, debt or other financial markets, which changes the Administrative Agent, in its reasonable discretion, believes has a material adverse effect on the transactions contemplated hereby; (ii) a suspension in trading in, or an establishment of minimum or maximum prices for, securities on the New York Stock Exchange or the American Stock Exchange; (iii) a banking moratorium shall have been declared by federal authorities or by authorities in the State of New York, and (iv) any other material adverse change in governmental regulation or policy affecting BOA, the Borrowers or the Revolving Credit Loans pursuant to this Agreement.

4.1.16 No Default of Material Contracts. None of the Borrowers or any of their Subsidiaries shall be in default under any contract or agreement material to the condition (financial or otherwise), properties, business or results of operations of the Borrowers, taken as a whole.

4.1.17 No Competing Placement. None of the Borrowers or any of their Subsidiaries shall have entered into a competing offering, placement or arrangement of debt securities or bank financing, other than the Private Placement.

4.2       Conditions to Making Subsequent Revolving Credit Loans or Issuing Subsequent Letters of Credit. The obligations of the Banks to make any Revolving Credit Loans or to issue Letters of Credit hereunder subsequent to the first Revolving Credit Loan shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

4.2.1 Legality of Transactions. It shall not be unlawful (i) for any Borrower to perform any of its agreements or obligations under any of the Loan Documents to which such Borrower is a party on the Closing Date or (ii) with respect to obligations of each Bank to make any Revolving Credit Loans or to issue Letters of Credit subsequent to the first Revolving Credit Loan, for such Bank to perform any of its agreements or obligations under any of such Loan Documents to which such Bank is a party on the Drawdown Date of such Revolving Credit Loan.

4.2.2 Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrowers to the Administrative Agent and each Bank in this Agreement or any other Loan Document shall have been true and correct in all material respects when made and shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Drawdown Date of such Revolving Credit Loan or the date of issuance of such Letter of Credit, and shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties relate solely to a prior date.

4.2.3 No Events of Default. No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default both immediately prior to and after giving effect to such Revolving Credit Loan or Letter of Credit.

4.2.4 Proceedings and Documents. All corporate, limited partnership, limited liability company, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Banks and the Administrative Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Administrative Agent and the Banks shall have reasonably requested.

SECTION 5. COVENANTS.

The Borrowers hereby jointly and severally covenant with the Administrative Agent and the Banks and warrant that, from the date hereof and so long as any part of the Revolving Credit Commitments of the Banks remains in effect and until such later date as all of the Obligations are paid and satisfied in full:

5.1 Financial Reporting. The Borrowers shall furnish to the Administrative Agent and to each Bank (through the Administrative Agent):

(i) as soon as available to the Borrowers, but in any event within one hundred and twenty (120) days after each fiscal year-end, Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at the end of, and related Consolidated and consolidating statements of income, retained earnings and cash flow for, such fiscal year prepared in accordance with GAAP and, in the case of such Consolidated statements, certified by the Borrowers’ Accountants; and concurrently with such financial statements, a written statement by the Borrowers’ Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained no knowledge of any Event of Default, or knowledge of any event which, with the passage of time, the giving of notice or both, will constitute such Event of Default, or, if in the opinion of such accountant such Event of Default or event exists, they shall disclose in such written statement the nature and status thereof;

(ii) as soon as available to the Borrowers, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at the end of, and related statements of income, retained earnings and cash flow for, the portion of the fiscal year then ended and for the fiscal quarter then ended (all in reasonable detail), prepared in accordance with GAAP and certified by the chief financial officer or Treasurer of each of the Borrowers;

(iii) promptly as they become available, a copy of each report (including any so-called management letters) submitted to any Borrower or its Subsidiaries by independent certified public accountants in connection with each annual audit of the books of such Borrower or Subsidiary by such accountants or in connection with any interim audit thereof pertaining to any phase of the business of such Borrower or Subsidiary;

(iv) promptly as they become available, copies of all such financial statements, proxy material and reports as it shall send to stockholders of any Borrower or its Subsidiaries, and of all regular and periodic reports filed by UniFirst or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission;

(v) from time to time, with reasonable promptness, such other financial data and information about any Borrower or its Subsidiaries as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request;

(vi) concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section, a report in substantially the form of Exhibit D attached hereto signed on behalf of the Borrowers by the president, chief financial officer or Treasurer of each of the Borrowers or, with respect to any of the Borrowers other than UniFirst, by the vice president; and

(vii) concurrently with each delivery of financial statements pursuant to clause (i) of this Section, pro forma Consolidated projections for the Borrowers and their Subsidiaries for the next three (3) fiscal years beginning with such fiscal year, including projected balance sheets, income statements, cash flow statements and such other statements as the Administrative Agent or any Bank may reasonably request, and in form and substance consistent with the projections previously delivered by the Borrowers and their Subsidiaries to the Administrative Agent hereunder and in any event reasonably satisfactory to the Administrative Agent and the Banks, all prepared on a basis consistent with the financial statements required by clause (i) of this Section and accompanied by the principal qualitative assumptions made by the Borrowers and their Subsidiaries in preparing such projections, it being recognized by the Banks that projections as to future results are not be viewed as facts and that the actual results during the period or periods covered by the projections may differ from the projected results. Such projections shall be made in good faith and based on assumptions which the Borrowers and their Subsidiaries believe reasonable when made. The Administrative Agent and the Banks agree to keep confidential, in the manner each of them usually does with its respective customers, any and all of the information obtained from such projections, provided that such information may be made available for inspection and examination by (i) any court or governmental regulatory authority having jurisdiction over the Administrative Agent or any Bank, (ii) any independent auditors of the Administrative Agent or any Bank, and (iii) any potential Assignees and Participants.

5.2 Conduct of Business. Each of the Borrowers shall, and shall cause its Subsidiaries to:

(i) duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to its corporate, limited partnership or limited liability company, as applicable, existence, rights and franchises, to the conduct of its business and to its property and assets (except where the failure to observe and comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole or the ability of the Borrowers to perform their respective obligations to the Administrative Agent and each Bank), and shall maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business (except for any such license or permit as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole; provided, that this Section 5.2(i) shall not apply with respect to any laws, requirements, licenses or permits the subject matter of which is covered by any other covenant contained herein);

(ii) maintain its corporate, limited partnership or limited liability company, as applicable, existence, except as permitted by Section 5.8 hereof, and remain or engage in substantially the same business as that in which it is now engaged plus reasonable extensions and expansions thereof, except that any Borrower may, upon prior notice to (and, with respect to the following clause (a), prior written consent from) the Administrative Agent and each Bank (which consent shall not be unreasonably withheld): (a) from time to time organize Subsidiaries to conduct branches or divisions of the business now conducted by such Borrower or to hold any of the property of such Borrower if such Subsidiary promptly upon its formation executes and delivers the agreements provided for in Section 5.2(iii) hereof; or (b) withdraw from any business activity which its Board of Directors or other governing body, after all due consideration of the circumstances, reasonably considers such withdrawal to otherwise be in the best interests of such Borrower and of all of the Borrowers taken as a whole;

(iii) upon forming or acquiring any Subsidiary organized under the laws of a jurisdiction within the United States, such Subsidiary and each Borrower shall execute and deliver to the Administrative Agent and the Banks (through the Administrative Agent) (a) a joinder agreement substantially in the form of Exhibit E attached hereto and the documents referred to in Section 2.01 thereof and (b) such other documents reasonably requested by the Administrative Agent consistent with the terms of this Agreement which provide that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents. Upon satisfaction of the conditions set forth in this Section 5.2(iii), each such newly-formed or acquired Subsidiary shall become a Borrower hereunder and under the other Loan Documents to the same extent as if such Subsidiary had been a party hereto and thereto on the Closing Date; and

(iv) at no time during the term of this Agreement shall the combined total assets and revenues relating to Uniformes de San Luis S.A. de C.V., a Mexican corporation, Unifirst S.A. de C.V., a Mexican corporation, Euro Nuclear Services (Netherlands) B.V., a Dutch company, ENS Nuklear Services, Gmbh, a German limited liability company, Euro Nuclear Services Limited, a company incorporated in the United Kingdom, and any other Subsidiary, whether now existing or hereafter formed or acquired, of the Borrowers which is not a Borrower hereunder, represent more than 10% of the total Consolidated assets and revenues of Unifirst.

5.3 Maintenance and Insurance. Each of the Borrowers shall, and shall cause its Subsidiaries to, maintain and keep its properties, which are material to the Borrowers taken as a whole, in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto so that its business may be properly and advantageously conducted at all times. Each of the Borrowers shall, and shall cause its Subsidiaries to, at all times maintain with financially sound and reputable insurance companies, funds or underwriters’ insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of such Borrower or Subsidiary.

5.4 Taxes. Each of the Borrowers shall, and shall cause its Subsidiaries to, pay or cause to be paid all taxes, assessments or governmental charges (other than taxes, assessments and other governmental charges which either individually or in the aggregate are not material to the business or assets of the Borrowers taken as a whole) on or against it or its properties prior to such taxes becoming delinquent, except for any tax, assessment or charge which is being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained.

5.5 Limitation of Indebtedness. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness or any off-balance sheet liabilities in the nature of synthetic leases or similar transactions except:

(i)	the Obligations;

(ii) Indebtedness (including, without limitation, any indebtedness or other liabilities to the Banks) existing on the date of this Agreement, listed and described, but only to the extent so listed and described, on Exhibit C attached hereto;

(iii) Indebtedness for the purchase price of capital assets incurred in the ordinary course of business, provided that (a) such purchase is permitted by the terms of this Agreement, and (b) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $10,000,000 at any time outstanding;

(iv) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4 hereof;

(v) Indebtedness on open account for the purchase price of services, materials and supplies incurred by any Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by such Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no encumbrance has been placed on any property of such Borrower;

(vi) Indebtedness for borrowed money (including, without limitation, Subordinated Debt) of the Borrowers incurred after the date of this Agreement from any institutional lender in an aggregate amount outstanding (or committed) not in excess of $10,000,000 at any time, provided that (w) such Indebtedness for borrowed money shall be unsecured by any liens, charges or encumbrances whatsoever, (x) such Indebtedness shall not be in the nature of a revolving credit line, (y) such Indebtedness shall contain financial covenants that are no more restrictive to the Borrowers than those financial covenants contained in this Agreement and the other Loan Documents, and (z) the Administrative Agent shall receive prior notice of such incurrence of Indebtedness;

(vii) Indebtedness of any Borrower incurred in connection with the acquisition of substantially all of the assets of a Person other than a Borrower after the date of this Agreement, provided that, in each case (a) the related acquisition shall be expressly permitted by Section 5.8 hereof, (b) such Indebtedness shall be in favor of the seller of such assets (or its parent or successor in interest) (“Seller Indebtedness”) or assumed as part of the related acquisition, including, without limitation, Indebtedness in the form of Industrial Revenue Bonds, but not any renewals or extensions of such Industrial Revenue Bonds (“Assumed Indebtedness”), (c) such Indebtedness shall not exceed the lesser of the cost of the acquired assets or their fair market value at the time of the related acquisition, (e) the aggregate amount of all Seller Indebtedness and Assumed Indebtedness outstanding at any time under this Section 5.5(vii) shall not exceed $10,000,000; (e) such Indebtedness shall be on terms reasonably acceptable to the Majority Banks (provided that such terms shall not require subordination of such Indebtedness to the Obligations); and (f) prior to any such acquisition with respect to which the aggregate consideration (including all assumed debt and equity issuances in connection therewith and all indebtedness used to finance such acquisition) exceeds $5,000,000, the Administrative Agent and the Banks shall have received computations from the Borrowers showing that the Funded Debt Ratio on a pro forma basis based upon the most recently completed Reference Period, but after giving effect to such proposed acquisition (including all Indebtedness assumed or incurred in connection therewith and all other Indebtedness for borrowed money of the Borrowers (including, in any event, the Obligations, the Stated Amount of Letters of Credit, obligations in respect of capital leases and Subordinated

Debt, if any) incurred after the last day of such Reference Period), does not exceed a multiple that is .25x less than the ratio then specified for such Reference Period in Section 5.26 hereof, provided that under no circumstances shall the required Funded Debt Ratio be less than 2.5 to 1.

(viii) Indebtedness for borrowed money of Euro Nuclear Services (Netherlands) B.V. (“ENS”), not to exceed Dfl. 5,000,000 in the aggregate from Internationale Nederlanden Bank (“ING”) and Dfl. 2,250,000 in the aggregate from N.V. Noordeljke Ontwikkellngsmaatschappij (“NOM”) (ING and NOM being sometimes collectively referred to herein as the “Dutch Lenders”); provided that such Indebtedness for borrowed money (a) shall be unsecured by any liens, charges or encumbrances whatsoever, and (b) is on or substantially on the terms respectively set forth in the Loan Agreement between ING and Euro Nuclear dated July 31, 1995, and the Money Loan Agreement dated October 1, 1995 among NOM, ENS, UniFirst and UniTech;

(ix) Indebtedness of UniFirst Canada for borrowed money to Royal Bank incurred in connection with the Royal Bank Documents, provided that such Indebtedness shall not exceed Cdn $10,000,000 in the aggregate; and

(x) Indebtedness of the Borrowers under the Senior Notes (on the terms in effect on the date hereof or as such terms may be amended from time to time in accordance with Section 5.22 hereof, and subject to the conditions set forth in Section 5.31 hereof).

5.6 Guaranties. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, become or be liable by way of guaranty, surety or other arrangement for the Indebtedness or obligations of any nature or kind of any other entity or person (including any Subsidiary), except (i) for endorsement of instruments for collection in the ordinary course of business, (ii) guaranties by any Borrower of any Indebtedness or other obligations of any other Borrower or Subsidiary so long as such Indebtedness or other obligation is not prohibited by this Agreement.

5.7 Restrictions on Liens. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, (“Encumbrances”) upon or with respect to any property or assets, real or personal, of such Borrower or Subsidiary, or assign or otherwise convey any right to receive income, except:

(i) Encumbrances existing on the date of this Agreement and set forth on Exhibit B attached hereto; or

(ii) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.4 hereof; or

(iii) Encumbrances in favor of the Administrative Agent for the benefit of the Banks; or

(iv) Encumbrances securing Indebtedness for the purchase price of capital assets to the extent such Indebtedness is permitted by Section 5.5(iii) hereof, provided that (a) each such Encumbrance is given solely to secure the purchase price of such property, does not extend to any other property and is given at the time of acquisition of the property, and (b) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition; or

(v) Liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of such Borrower’s or Subsidiary’s business, but only if the payment thereof is not at the time required or such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; or

(vi) Deposits made in the ordinary course of such Borrower’s or Subsidiary’s business in connection with workmen’s compensation, unemployment insurance, social security and other similar laws.

(vii) Encumbrances upon property with respect to which the title to or the right to use such property is acquired after the date of this Agreement by any Borrower or Subsidiary by acquisition of substantially all of the assets of a Person other than a Borrower or Subsidiary and securing Indebtedness permitted by Section 5.5(vii) hereof, provided that (a) any such Encumbrance shall have existed on such property on the date of, or in the case of Seller Indebtedness, shall be created concurrently with, such acquisition and shall have not have been created, incurred or assumed in anticipation thereof, (b) any such Encumbrance shall only be upon the real or personal property (other than inventory or accounts receivable) acquired or, in the case of new construction, the building(s) constructed and the real property relating to same, and shall not extend to or cover any other property of any Borrower or Subsidiary, and (c) such Encumbrances shall not secure an aggregate amount in excess of $5,000,000.00.

In addition, the Borrowers shall not, nor shall any Borrowers permit any Subsidiary to, enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits the Borrowers or any such Subsidiary from creating or incurring any Encumbrance in favor of the Administrative Agent for the benefit of the Banks and the Administrative Agent under the Loan Documents, except that with respect to the Encumbrances described in clause (vii) of this Section 5.7, the agreements evidencing such Encumbrances may provide that the Administrative Agent and the Banks may not have a lien on the specific assets to which such Encumbrances apply (but on those specific assets only and not with respect to any other assets (including proceeds) of the Borrowers).

5.8 Merger, Acquisitions and Purchase and Sale of Assets. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, consolidate or merge with or into any other corporation or other entity, acquire the assets or stock of any entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its assets (including, without limitation, its plant, property, equipment or Customer Lists), either by or through a single transaction or by or through a series of separate but related transactions, except:

(i) that (x) a Subsidiary of UniFirst may be merged or consolidated with any one or more other Subsidiaries of UniFirst if the successor formed or resulting from such consolidation or merger shall be a Subsidiary of UniFirst, and (y) a Subsidiary of UniFirst may be dissolved so long as all of the assets and properties of such Subsidiary have been transferred to UniFirst or one of its other Subsidiaries prior to such dissolution;

(ii) sales of assets (x) in the ordinary course of business and (y) not in the ordinary course of business having an aggregate purchase price of not more than $15,000,000 in any fiscal year, provided that all such sales under clauses (x) and (y) are made at fair market value (it being agreed that for purposes of this clause (ii), except with respect to sales of inventory in the ordinary course of business, any sale (or series of related sales to the same or an affiliated party) having an aggregate purchase price of $1,000,000 or less shall be deemed to be made in the ordinary course of business and any sale (or series of related sales to the same or an affiliated party) having an aggregate purchase price of more than $1,000,000 shall be deemed to be made out of the ordinary course of business); and

(iii) in connection with acquisitions, that are non-hostile in nature, of interests in other corporations or business entities engaged in the same business as that in which the Borrowers are now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise); provided, that (a) the aggregate amount of such acquisitions shall not exceed $25,000,000 in any 12 month period, (b) the aggregate amount of any single such acquisition shall not exceed $15,000,000, (c) except to the extent expressly permitted by Section 5.7(vii) hereof, the properties and assets acquired in connection with such acquisitions shall be free from all liens, charges and encumbrances whatsoever, (d) immediately prior to and after giving effect to such acquisition, no Event of Default shall exist, (e) with respect to any such acquisition in which the aggregate consideration (including all assumed debt and equity issuances in connection therewith and all indebtedness used to finance such acquisition) exceeds $5,000,000, any such corporation or business entity shall have realized positive EBITDA for the most recently completed twelve calendar months prior to the consummation of such acquisition, (f) upon consummation of such acquisition, any corporation or business entity acquired shall be a party to such of the Loan Documents as is required by the Administrative Agent, as more fully described in Section 5.2(iii), and (g) prior to any such acquisition with respect to which the aggregate consideration (including all assumed debt and equity issuances in connection therewith) exceeds $5,000,000, the Administrative Agent and the Banks shall have received computations from the Borrowers showing that the Funded Debt Ratio on a pro forma basis for the most recently completed Reference Period, but after giving effect to such proposed acquisition (including all Indebtedness assumed or incurred in connection therewith and all other Indebtedness for borrowed money of the Borrowers (including, in any event, the Obligations, the Stated Amount of Letters of Credit, obligations in respect of capital leases and Subordinated Debt, if any)), does not exceed a multiple that is .25x less than the ratio specified for such Reference Period in Section 5.26 hereof, provided that under no circumstances shall the required Funded Debt Ratio be less than 2.5 to 1.

5.9 Investments and Loans. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, make or have outstanding at any time any investments in or loans to any other person (including any Subsidiary), whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests, other than:

(i) in direct obligations of the United States of America, maturing within one year of their issuance;

(ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $500,000,000;

(iii) in short-term commercial paper carrying the investment grade rating by Moody’s or Standard and Poor’s rating services and issued by corporations headquartered in the United States, in currency of the United States of America;

(iv) in any other Borrower, provided that immediately prior to and after giving effect to such investment or loan, no Event of Default shall exist;

(v) in connection with acquisitions of interests in other corporations or business entities engaged in the same business as that in which the Borrower is now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise) to the extent permitted under Section 5.8(iii) hereof;

(vi) in shares of (a) money-market mutual funds investing in obligations carrying the investment grade rating by Moody’s or Standard and Poor’s rating services, and (b) mutual funds investing in adjustable rate preferred stock;

(vii) loans and advances to employees of the Borrowers, made in the ordinary course of business and consistent with past practices, not to exceed $1,000,000 in the aggregate, provided that no such advances to any single employee shall exceed $250,000 in the aggregate; and

(viii) investments in addition to those permitted in this Section 5.9 which do not exceed in the aggregate $5,000,000, provided that on the date on which any such investment is proposed to be made, no event or condition which constitutes an Event of Default, or which, with notice or the lapse of time, or both, would constitute an Event of Default, would occur by reason of the making of such investment.

5.10 Sale of Notes. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, sell, discount or dispose of any note, instrument, account, or other obligation owing to such Borrower or Subsidiary in an amount that is material to the Borrowers taken as a whole, except to any Bank.

5.11 ERISA Plans. With respect to any Plan, each of the Borrowers and each member of the Controlled Group will (i) fund each Plan as required by the provisions of Section 302 of ERISA or Section 412 of the Code, (ii) furnish the Administrative Agent, no later than the date of submission in the case of any request or notice relating to any such Plan other than a Multi-Employer Plan, and no later than acquiring knowledge or having reason to know thereof in the case of any request or notice relating to a Multi-Employer Plan, (a) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 302 of ERISA or Section 412 of the Code and (b) a copy of any notice of intent to terminate any Plan sent to the PBGC, (iii) furnish to the Administrative Agent notice of any event described in Title IV of ERISA that could cause any of the Borrowers or any member of the Controlled Group to become liable for any withdrawal liability in excess of $250,000 in the aggregate with respect to a Plan or in excess of $750,000 in the aggregate with respect to all Plans, immediately upon knowing or having reason to know of such event, and (iv) furnish to the Administrative Agent, if and when any of the Borrowers or any member of the Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows or has reason to know that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC or, if such notice is not given to the PBGC, a description of the content of the notice that would be required to be given; and each of the Borrowers and each member of the Controlled Group will comply, and will cause each Plan and Welfare Plan maintained by it to comply, in all material respects with the applicable provisions of ERISA and the Code, and cause each Plan and Welfare Plan maintained by it to pay all benefits when due.

None of the Borrowers, nor any member of the Controlled Group shall permit any Plan or Welfare Plan maintained by it to (x) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code), (y) incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, or (z) terminate in a manner that could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers pursuant to Section 4068 of ERISA.

5.12 Revolving Credit Commitment. The Borrowers shall not cause or permit the aggregate principal amount of the Revolving Credit Loans (including Swingline Loans), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit, to exceed the aggregate amount of the Revolving Credit Commitments of all the Banks.

5.13 Notification of Default. Upon becoming aware of the existence of any condition or event which would constitute an Event of Default, or any condition or event which would upon notice or passage of time, or both, constitute an Event of Default, the Borrowers shall forthwith give the Administrative Agent written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

5.14 Notification of Material Litigation. The Borrowers shall forthwith notify the Administrative Agent in writing of any litigation or of any investigative proceedings (civil or criminal) of a governmental agency or authority commenced or known to be threatened against any of them or any Subsidiary which would be materially adverse to the business or the financial condition of the Borrowers taken as a whole.

5.15 Notification of Material Adverse Change. The Borrowers shall forthwith notify the Administrative Agent of any occurrence, condition or event affecting any Borrower or any Subsidiary which would constitute a material adverse change in or which would have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrowers taken as a whole.

5.16 Inspection by the Administrative Agent and the Banks. Each Borrower shall, and shall cause their Subsidiaries to, permit the Banks, through the Administrative Agent or any of their representatives, agents or designees, at any reasonable time and from time to time, (i) to visit and inspect the properties of such Borrower or Subsidiary, (ii) to examine and make copies of and take abstracts from the books and records of such Borrower or Subsidiary, and (iii) to discuss the affairs, finances and accounts of such Borrower or Subsidiary with appropriate officers.

5.17 Maintenance of Books and Records. Each Borrower shall, and shall cause their Subsidiaries to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.

5.18 Use of Proceeds. The proceeds of each of the Revolving Credit Loans shall be used by the Borrowers (i) to provide working capital for the Borrowers, and (ii) to fund acquisitions of interests in other corporations or business entities, to the extent permitted herein. No part of the proceeds of any of the Loans shall be used (directly or indirectly) for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System.

5.19 Transactions with Affiliates. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly enter into any purchase, sale, lease or other transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to such Borrower or Subsidiary than those which might be obtained at the time in a comparable arm’s-length transaction with any person who is not an Affiliate.

5.20 Environmental Regulations.

(i) Each of the Borrowers shall, and shall cause its Subsidiaries to, comply with all Environmental Laws (as such term is defined in Section 3.16 hereof) now or hereafter applicable to any of them, their respective properties or the Business, including, without limitation, the Atomic Energy Act of 1954, as amended, 42 U.S.C. 2011 et seq., and the Energy Reorganization Act of 1974, as amended, 42 U.S.C. 5801 et seq., in all jurisdictions in which any of them operates now or in the future, except where the failure to comply with such laws would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole, it being understood and agreed that any failure to so comply with or have any such permit, license or approval shall be considered to materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole only if the cost to the Borrowers and their Subsidiaries associated with such failure is and/or is reasonably expected to be equal to or greater than $2,000,000, which calculation shall include any and all attorneys fees incurred or reasonably expected to be incurred by the Borrowers and their Subsidiaries.

(ii) If any Borrower or any of its Subsidiaries shall (a) receive notice that any violation or alleged violation of any Environmental Law may have been committed or is about to be committed by any Borrower or any of its Subsidiaries, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Borrower any of its Subsidiaries alleging a violation of any Environmental Law or requiring any Borrower any of its Subsidiaries to take any action in connection with the alleged or actual release or threat of release of toxic or hazardous wastes or materials, oil, or radioactive or nuclear waste into the environment, or (c) receive any notice from a federal, state, or local governmental agency or any other third party alleging that any Borrower any of its Subsidiaries may be liable or responsible for any costs associated with a response to or a cleanup of a release or threat of release of toxic or hazardous wastes or materials, oil, or radioactive or nuclear waste into the environment or any damages caused thereby, the Borrowers or such Subsidiaries shall provide the Administrative Agent with a copy of such notice within five (5) days after such Borrower’s or Subsidiary’s receipt thereof; provided, however, that this sentence shall only apply with respect to any violation, complaint, order or liability which would have a material and adverse affect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole, it being understood and agreed that any such violation, complaint, order or liability shall be considered to materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole only if the cost to the Borrowers and their Subsidiaries associated with such violation, complaint, order or liability is and/or is reasonably expected to be equal to or greater than $2,000,000. There shall be no deduction from any sum calculated and/or estimated pursuant to the preceding sentence due to any insurance proceeds to which the Borrowers or their Subsidiaries may be entitled or which the Borrowers or their Subsidiaries may receive, and there shall be included in any such calculation the cost of any and all attorneys fees incurred and/or reasonably expected to be incurred by the Borrowers and their Subsidiaries. Within fifteen (15) days after such Borrower or Subsidiary has learned of the enactment or promulgation of any federal, state or local Environmental Law which may result in any such material adverse change in the business, properties or condition (financial or otherwise) of any Borrower or any of its Subsidiaries, the Borrowers or such Subsidiaries shall provide the Administrative Agent with notice thereof.

5.21 Fiscal Year. The Borrowers and their Subsidiaries shall have fiscal years ending on the last Saturday in August of each year and shall not change such fiscal years without the express prior written consent of each of the Banks.

5.22 No Amendments to Certain Documents. None of the Borrowers shall, nor shall any Borrower permit any of its Subsidiaries to, at any time cause or permit (i) any of the Ancillary Documents to be modified, amended or supplemented in any respect whatever, or (ii) any of the charter or other incorporation documents or by-laws of any Borrower or any of its Subsidiaries to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written agreement, consent or approval of each of the Banks, except for any such modification, amendment or supplement as would not (x) materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole or the ability of the Borrowers to perform their respective obligations to the Administrative Agent and each Bank, or (y) effect a change in any provision pertaining to the subordination or the terms of payment of any Subordinated Debt. The terms of the Senior Notes and the Note Purchase Agreement shall not be modified, amended or supplemented so as to (i) provide for security of the obligations under the Senior Notes and the Note Purchase Agreement, (ii) cause the amount of Indebtedness under the Senior Notes to exceed $165,000,000, or (iii) cause the Borrower’s obligations under the Senior Notes and the Note Purchase Agreement to rank senior to the Revolving Credit Loans or any other senior unsecured Indebtedness of the Borrowers and any of their Subsidiaries, without the express prior written agreement, consent or approval of the Majority Banks.

5.23 No Termination of Certain Documents. None of the Borrowers shall, nor shall any Borrower permit any of its Subsidiaries to, at any time directly or indirectly terminate, cancel or rescind, or cause or permit, or otherwise agree or consent to or approve, the termination, cancellation or rescission of, any of the Loan Documents or any of the Ancillary Documents without (in each case) the express prior written agreement, consent or approval of each of the Banks, except, in the case of an Ancillary Document only, for any such termination, cancellation or rescission as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole or the ability of the Borrowers to perform their respective obligations to the Administrative Agent and each Bank.

5.24 Customer Lists. The Borrowers shall, and shall cause their Subsidiaries to, use their respective reasonable efforts to prevent any officer, director, employee, shareholder or agent of any Borrower or any of its Subsidiaries from revealing any Customer Lists to any person or entity or causing to be transferred, sold or donated any Customer Lists to any person or entity or taking any action which would negatively affect the value of any Customer Lists (except in connection with sales of assets or stock expressly permitted by this Agreement). The Borrowers shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent, at any time upon the occurrence of an Event of Default or an event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, upon the Administrative Agent’s or any Bank’s request, copies of the then-current Customer Lists, together with such other information as the Administrative Agent or such Bank may reasonably request in order to identify the terms and conditions of the Borrowers’ and their Subsidiaries’ agreements with their respective customers. The Administrative Agent and the Banks agree to keep confidential, in the manner each of them usually does with its respective customers, any and all of the information obtained from such Customer Lists; provided that (i) such Customer Lists may be made available for inspection and examination by (a) any governmental regulatory authority having jurisdiction over the Administrative Agent or any Bank, (b) any independent auditors of the Administrative Agent or any Bank, and (c) any potential Assignees and Participants, and (ii) the foregoing shall in no way limit the exercise by the Administrative Agent and each Bank of any and all rights they may have after any acceleration pursuant to Section 6.2 hereof.

5.25 Consolidated Tangible Net Worth. The Borrowers shall at all times maintain Consolidated Tangible Net Worth of the Borrowers and their Subsidiaries of not less than the sum of (i) $108,000,000.00 plus, (ii) on a cumulative basis, an amount equal to 50% of the net after tax profit of the Borrowers and their Subsidiaries earned in each of their fiscal quarters (commencing with the fiscal quarter ending May 28, 2004), with no reduction for losses.

5.26 Funded Debt Ratio. The Borrowers shall not permit the Funded Debt Ratio of the Borrowers and their Subsidiaries as at the last day of any fiscal quarter in any fiscal period identified below to be greater than the ratio specified below opposite such fiscal period:

Period	Maximum Ratio
From the Closing Date through the fiscal quarter ending May 28, 2004	3.00 to 1.00
From the fiscal quarter ending August 28, 2004 through the fiscal quarter ending May 28, 2005	2.75 to 1.00
Through any fiscal quarter ending thereafter	2.5 to 1.00

5.27 Debt Coverage. The Borrowers shall not cause or permit the Debt Coverage Ratio (as hereinafter defined) of the Borrowers and their Subsidiaries for any Reference Period (as hereinafter defined) as of any fiscal quarter end to be less than 1.75 to 1.

For purposes of this Agreement:

(i) "Debt Coverage Ratio" means, in relation to any Reference Period, the ratio of (a) the sum of (A) EBITDA for such Reference Period, minus the sum of (B) Capital Expenditures made by the Borrowers and their Subsidiaries during such Reference Period minus (C) federal and state income taxes relating to the Business and actually paid by the Borrowers and their Subsidiaries during such Reference Period, to (b) the sum of (A) the aggregate Interest Charges of the Borrowers and their Subsidiaries for such Reference Period, plus (B) the aggregate amount of all scheduled principal payments made during such Reference Period in respect of any Indebtedness for borrowed money or capital leases of the Borrowers and their Subsidiaries (to the extent not otherwise included in Indebtedness); and

(ii) "Reference Period" means, with respect to any specified date, the period of four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date. It is intended that a separate Reference Period of four consecutive fiscal quarters of the Borrowers and their Subsidiaries shall end at the last day of each and every fiscal quarter of the Borrowers and their Subsidiaries.

5.28 Restricted Payments. No Borrower shall, nor shall any Borrower permit its Subsidiaries to, pay, make or declare any Restricted Payment. Notwithstanding the foregoing, (i) UniFirst’s Subsidiaries may from time to time make distributions to UniFirst, (ii) UniFirst may make capital contributions to any of its Subsidiaries which is a party to this Agreement, and (iii) UniFirst may pay regular quarterly dividends (such dividends to be consistent with past practices) to its shareholders, provided that at the time UniFirst pays any such dividend, and after giving effect thereto, no Event of Default, or event which would, with notice or lapse of time, or both, constitute an Event of Default, exists. No Borrower will, nor shall any Borrower permit its Subsidiaries to, enter into any agreement, contract or arrangement (other than the Loan Documents) restricting the ability of any Subsidiary of any Borrower or any Borrower to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of any nature or to make transfers or distributions of all or any part of its assets to any Borrower. Notwithstanding the foregoing, it is agreed that the proceeds of the Revolving Credit Loans may also be used by UniFirst for the redemption or repurchase, on one or more occasions, of its capital stock, provided that the aggregate amount of all such redemptions during the term of this Agreement shall not exceed $25,000,000, and provided that, in each case, no Event of Default then exists or would result from such redemption. The Borrowers shall deliver to the Administrative Agent and the Banks within ten (10) days after the end of each month in which any such redemptions or repurchases are made computations from the Borrowers showing that (x) the Funded Debt Ratio on a pro forma basis for the most recently completed Reference Period, but both before and after giving effect to such proposed redemption or repurchase, is less than 2.00 to 1.00, and (y) the Funded Debt Ratio on a pro forma basis for the most recently completed Reference Period, but after giving effect to such proposed redemption or repurchase, does not exceed a multiple that is .25x less than the ratio then specified for such Reference Period in Section 5.26 hereof.

5.29 Sale and Leaseback. No Borrower shall, nor shall any Borrower permit its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

5.30      Obligations to Rank Pari Passu. The Obligations of each Borrower under this Agreement and the other Loan Documents shall rank at least pari passu with all other present and future senior unsecured Indebtedness of the Borrowers and any of their Subsidiaries, including, without limitation, the Senior Notes.

5.31     Most Favored Nation Status. Each of the Borrowers agrees that, if the Senior Notes or the Note Purchase Agreement shall be amended, modified or supplemented to (i) shorten the term of the Senior Notes such that the maturity date of the Senior Notes is prior to or concurrent with the Revolving Credit Maturity Date, or (ii) make the financial covenants under the Senior Notes and the Note Purchase Agreement more restrictive than the financial covenants set forth in this Agreement and the other Loan Documents, including, without limitation, by adding financial covenants to the terms of the Senior Notes or the Note Purchase Agreement other than those in effect on the date hereof, then at the Agent’s option, the Borrower, the Administrative Agent and the Banks shall amend this Agreement such that (i) the Revolving Credit Maturity Date hereunder is prior to the maturity date of the Senior Notes (the date of the Revolving Credit Maturity Date to be established in the Administrative Agent’s sole discretion, but not more than one hundred eighty (180) days prior to the maturity date of the Senior Notes) and (ii) the financial covenants in this Agreement are as restrictive as those financial covenants in the Senior Notes and the Note Purchase Agreement and/or the financial covenants in this Agreement include the financial covenants added to the Senior Notes and the Note Purchase Agreement.

SECTION 6. EVENTS OF DEFAULT; ACCELERATION.

6.1 Any or all of the Obligations of the Borrowers to the Administrative Agent and the Banks shall, at the option of the Majority Banks (acting through the Administrative Agent) (except for automatic acceleration referenced in Section 6.2 hereof), and notwithstanding the provisions of any instrument evidencing an Obligation, be immediately due and payable without notice or demand upon the occurrence of any of the following events of default (individually, an "Event of Default"):

(i) any principal payable under this Agreement (including, without limitation, Section 2.1.1 hereof) or any Revolving Credit Note, any Swingline Note or any obligation to reimburse BOA on account of any drawing under any Letter of Credit, shall not be paid punctually on the date on which the same shall have first become due and payable; or

(ii) any interest or any other sum (except principal) payable to the Administrative Agent or the Banks under any of the Loan Documents shall not be paid within five (5) days after the date on which the same shall have first become due and payable; or

(iii) (a) any Borrower shall fail to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations contained in Sections 5.5 through 5.8, inclusive, 5.9(v), 5.13, 5.20, 5.22, 5.23, 5.25 through 5.28 inclusive, 5.30, and 5.31 of this Agreement; or (b) any Borrower shall fail to perform, comply with or observe or shall otherwise breach any one or more of its covenants, agreements or obligations contained herein (other than in the Sections listed in clause (a) above) or in any other Loan Document to which such person is a party and such failure under this clause (b) shall continue for more than fifteen (15) days after the earlier of the date on which any Borrower shall have first actually become aware of such failure or breach or the Administrative Agent or the Banks shall have first notified any Borrower of such failure or breach; or

(iv) any representation or warranty at any time made by or on behalf of any Borrower in any Loan Document or in any certificate, written report or statement furnished to the Administrative Agent or the Banks pursuant thereto shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(v) (A) any Borrower or any Subsidiary is in default (which default has not been cured or waived) (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $500,000) on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (2) any Borrower or any Subsidiary is in default (which default has not been cured or waived) in the performance of or compliance with any term of any evidence of any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and, in either such case, as a consequence of such default or condition such Indebtedness has become, or has been declared, or one or more Persons has the right to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (3) as a consequence of the occurrence or continuation of any event or condition (which event or condition has not been cured or waived) (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), any Borrower or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 or one or more Persons have the rights to require any Borrower or any Subsidiary so to purchase or repay such Indebtedness; or

(B) notwithstanding the foregoing Section 6.1(v)(A), any Event of Default (as such term is defined in the Note Purchase Agreement) shall occur and be continuing under the Note Purchase Agreement or the Senior Notes; or

(vi) any Borrower or its Subsidiaries shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) be generally not paying its debts as such debts become due, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) consent to any petition filed against it seeking an order for relief under the Bankruptcy Code or of any other law providing for the relief of debtors, (g) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (h) take any corporate action for the purpose of effecting any of the foregoing; or

(vii) a proceeding or case shall be commenced against any Borrower or its Subsidiaries in any court seeking (a) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, (c) an order for relief under the Bankruptcy Code, (d) similar relief in respect of it, under any law providing for the relief of debtors; and any such proceeding specified in (a) through (d) hereinabove (A) shall not be dismissed within thirty (30) days from the initiation thereof, or (B) shall not be contested by such Borrower or Subsidiary in good faith and with due diligence; or action under the laws of the jurisdiction of incorporation or organization of any Borrower or its Subsidiaries similar to any of the foregoing shall be taken with respect to such Borrower or Subsidiary and such action shall not be dismissed within thirty (30) days from the initiation thereof, or during such thirty (30) day period such Borrower or Subsidiary shall not contest the same in good faith and with due diligence; or

(viii) a court shall with respect to any Borrower or its Subsidiaries order or enter (a) the liquidation, reorganization, dissolution, or composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, (c) order for relief under the Bankruptcy Code, (d)

similar relief in respect of it, under any law providing for the relief of debtors, or (e) similar order under the laws of the jurisdiction of incorporation or organization; or

(ix) judgments or orders for the payment of money shall be entered against any Borrower or any of its Subsidiaries by any court, or warrants of attachment or execution or similar process shall be issued or levied against property of any Borrower or its Subsidiaries, which in the aggregate exceeds $500,000 in value (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim), and the same shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed pending appeal; or

(x) any Borrower, any of its Subsidiaries or any member of the Controlled Group shall fail to pay when due a material amount which it shall have become liable to pay to the PBGC or to any Plan under Title IV of ERISA or to any Plan under Section 302 of ERISA or Section 412 of the Code or a proceeding shall be instituted by a fiduciary of any Plan against any Borrower, any of its Subsidiaries or any member of a Controlled Group and such proceeding shall not have been dismissed within thirty (30) days thereafter; or, if termination of a Plan could cause any of the Borrowers, any of their Subsidiaries or any member of the Controlled Group to become liable for a material amount with respect to the Plan, notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any Borrower, any of its Subsidiaries or any member of the Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or if any of the Borrowers, any of their Subsidiaries or any member of the Controlled Group incurs a material withdrawal liability under Subtitle E of Title IV of ERISA to any Plan which is a Multi-Employer Plan; or

(xi) any covenant, agreement or obligation of any Borrower contained in or evidenced by any Loan Document shall, prior to the date on which such document shall terminate in accordance with its terms or the express prior written agreement, consent or approval of each of the Banks, cease in any material respect to be legal, valid, binding or enforceable in accordance with the terms thereof; or

(xii) any covenant, agreement or obligation of any Borrower contained in or evidenced by any Ancillary Document shall, prior to the date on which such document shall terminate in accordance with its terms or the express prior written agreement, consent or approval of each of the Banks, cease to be legal, valid, binding or enforceable in accordance with the terms thereof, and the Banks shall have determined (in their complete discretion) that such cessation (a) will impair in any material respect any of the rights or remedies of the Administrative Agent or the Banks under any of the Loan Documents or the Ancillary Documents, or (b) will impair in any material respect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole; or

(xiii) any Loan Document or any Ancillary Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express prior written agreement, consent or approval of each of the Banks; or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan Document or Ancillary Document shall be commenced by or on behalf of any Borrower or any other person bound thereby, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or Ancillary Documents, or any one or more of the obligations of any Borrower or any other person under any one or more of the Loan Documents or Ancillary Documents, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; and in the case of any Ancillary Document only, the Banks shall have determined (in their complete discretion) that such event (a) will impair in any material respect any of the rights or remedies of the Administrative Agent or the Banks under any of the Loan Documents or the Ancillary Documents, or (b) will impair in any material respect the condition (financial or otherwise), properties, business or results of operations of the Borrowers taken as a whole; or

(xiv) at any time after the date hereof, except as permitted by Section 5.8(i) hereof, UniFirst shall own, both legally and beneficially, directly or indirectly, less than one hundred percent (100%) of all of the issued and outstanding Voting Shares of each of UniTech, UniFirst S.A., UniFirst Canada, UniFirst Holdings, UOne, UTwo, UR, Euro Nuclear, Uniformes, ENS Nuklear, RC Air, Unifirst-First Aid, or any Subsidiary of the foregoing formed or acquired after the date hereof provided, that any Subsidiary of UniFirst may issue options to its employees for services so long as, after giving effect thereto, UniFirst shall continue to own, both legally and beneficially, not less than eighty percent (80%) of all of the issued and outstanding Voting Shares of such Subsidiary; or

(xv) at any time after the date hereof, the estate of Aldo A. Croatti, Marie Croatti, descendants of either Aldo A. Croatti or Marie Croatti, or trusts established for the benefit of any of the foregoing Persons collectively cease to own, legally and beneficially, shares of common stock of UniFirst enabling the holders thereof to elect a majority of the directors of UniFirst.

6.2 Acceleration. Upon the occurrence of any Event of Default and at any time thereafter (unless such Event of Default shall theretofore have been remedied to the satisfaction of the Majority Banks), at the option of the Majority Banks (acting through the Administrative Agent), or automatically upon the occurrence of any of the events described in Sections 6.1(vi), (vii) or (viii) hereof: (a) the Revolving Credit Commitment shall terminate in full, and each of the Banks shall thereupon be relieved of all of its obligations to make any Revolving Credit Loans hereunder; (b) the unpaid principal amount of the Revolving Credit Notes together with accrued interest thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; (c) the Borrowers shall deposit in a cash collateral account established by or on behalf of the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of any Letters of Credit, such amounts to be held in such account under the sole dominion and control of the Administrative Agent and applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such account, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay the other Obligations; and (d) the Administrative Agent and each Bank may exercise any and all rights it has under this Agreement, the other Loan Documents or any other documents or agreements executed in connection with the transactions contemplated by this Agreement, or by law or equity, and proceed to protect and enforce the Administrative Agent's and each Bank's rights by any action at law, suit in equity or other appropriate proceeding, whether for specific performance or for an injunction against a violation of any covenant contained herein or in any Loan Document or in aid of the exercise of any power granted hereby or thereby or by law.

SECTION 7. SET-OFF.

7.1 Any deposits or other sums at any time credited by or due from any Bank to any Borrower, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, may at any time be applied by any Bank to or set-off against Obligations owed to such Bank on which any Borrower is primarily liable and may at or after the maturity thereof be applied to or set-off against Obligations on which any Borrower is secondarily liable, and advice thereof shall thereafter be given to the chief financial officer of UniFirst in accordance with such Bank's customary practice.

7.2 Any deposits or other sums which at any time may be credited to any Borrower by or due to it from any Participant may at any time, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any collateral or other source of payment whatsoever, be applied to or set-off by such Participant against the then outstanding indebtedness of the Borrowers hereunder, and advice thereof shall thereafter be given to the chief financial officer of UniFirst in accordance with such Participant's customary practice.

SECTION 8. CONCERNING THE ADMINISTRATIVE AGENT AND THE BANKS.

8.1 Appointment and Authorization. Each of the Banks and the Issuing Bank hereby irrevocably appoints BOA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and none of the Borrowers shall have rights as a third party beneficiary of any of such provisions.

8.2 Administrative Agent and Affiliates; Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

8.3 Future Advances. (a) In order more conveniently to administer the Revolving Credit Loans, the Administrative Agent may, unless notified to the contrary by any Bank on or prior to the date upon which any Revolving Credit Loan is to be made, assume that such Bank has made available to the Administrative Agent on such date the amount of such Bank’s share of such Revolving Credit Loan to be made on such date as provided in this Agreement, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Bank makes available to the Administrative Agent such amount on a date after the date upon which the Revolving Credit Loan is made, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Bank’s share of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such date to the date on which the amount of such Bank’s share of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this subsection shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Bank.

(b) The Administrative Agent may at any time, in its sole discretion, upon notice to any Bank, refuse to make any Revolving Credit Loan to the Borrowers on behalf of such Bank unless such Bank shall have provided to the Administrative Agent immediately available federal funds equal to such Bank’s share of such Revolving Credit Loan in accordance with this Agreement.

(c) Anything in this Agreement to the contrary notwithstanding, the obligations to make Revolving Credit Loans under the terms of this Agreement shall be the several and not joint obligation of each of the Banks and any advances made by the Administrative Agent on behalf of any Bank are strictly for the administrative convenience of the parties and shall in no way diminish any Bank’s liability to repay the Administrative Agent for such Revolving Credit Loans and advances. If the amount of any Bank’s share of any Revolving Credit Loan which the Administrative Agent has advanced to the Borrowers is not made available to the Administrative Agent by such Bank within 1 Business Day following the date upon which such Revolving Credit Loan is made, the Administrative Agent shall promptly notify the Borrowers and shall be entitled to recover such amount from the Borrowers within 3 Business Days following the date upon which such Revolving Credit Loan was made, with interest thereon at the rate per annum applicable to such Revolving Credit Loans. If the Borrowers do not make such payment when due, then each of the Banks or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent, forthwith on demand, such amount (up to each Bank's Commitment Percentage of such amount), in immediately available funds with interest thereon, for each day from and including the date such amount was advanced to the Borrowers to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; provided that in no event shall any Bank be required to fund in excess of such Bank's aggregate Revolving Credit Commitment.

(d) Subject to the terms and conditions hereof, (x) each Bank shall make available to the Administrative Agent, in immediately available funds, no later than 1:00 p.m., Boston, Massachusetts time, on the date upon which any Base Rate Revolving Credit Loan or Eurodollar Rate Loan is to be made, such Bank’s Commitment Percentage of the requested Revolving Credit Loan and (y) the Swingline Lender shall make available to the Administrative Agent, in immediately available funds, no later than 4:00 p.m. (Boston, Massachusetts time), on the date upon which any Swingline Loan is to be made, the amount of such Swingline Loan to be made on such date. The Administrative Agent shall, in turn, make each Revolving Credit Loan (including any Swingline Loan) on the effective date specified therefor by crediting the amount of such Revolving Credit Loan (including any Swingline Loan) to the Borrowers’ demand deposit account with the Administrative Agent. In no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding or shall any Bank be obligated to fund more than its Commitment Percentage of the requested Revolving Credit Loan. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Banks as provided in Section 2.5.10 hereof.

8.3A Delinquent Bank. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails to make available to the Administrative Agent its share of any Revolving Credit Loan when and to the full extent required by the provisions of this Agreement shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans. The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the non-delinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the non-delinquent Banks, the Banks’ respective pro rata shares of all outstanding Revolving Credit Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. No Delinquent Bank shall have a right to participate in any vote taken by the Banks hereunder, which shall be calculated as if the Revolving Credit Commitments of the Delinquent Bank did not exist.

8.4 Payments. All payments and prepayments of principal of Loans received by the Administrative Agent shall be paid to each of the Banks pro rata in accordance with their respective Commitment Percentages. All such payments from the Borrowers received by the Administrative Agent shall be held in trust for the benefit of the Banks. As each such payment is received by the Administrative Agent, the Administrative Agent shall promptly charge or credit each of the Banks to the extent necessary to ensure that as between them, each of the Banks holds its respective Commitment Percentage of outstanding Revolving Credit Loans, based on the then unpaid aggregate principal amounts of the Revolving Credit Loans outstanding.

8.5 Interest, Fees and Other Payments. (i) All payments of interest received by the Administrative Agent in respect of Revolving Credit Loans, except as otherwise provided by the terms of this Agreement, and all other fees and premiums received by the Administrative Agent hereunder or in respect of Revolving Credit Loans shall be shared by the Banks pro rata in accordance with their respective Commitment Percentages. (ii) All payments received by the Administrative Agent pursuant to Section 10.6 of this Agreement shall be applied by the Administrative Agent to reimburse itself, BOA or any Bank as the case may be, on account of the tax, charge or expense in respect of which such payment is made.

8.6 Action by Administrative Agent.

(i) The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall have no duty (except as may be expressly set forth herein) to exercise any right or power or remedy hereunder, under any other Loan Document, or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(ii) The Administrative Agent shall keep records of the Revolving Credit Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Administrative Agent hereunder on behalf of the Banks.

(iii) Upon the occurrence of an Event of Default, the Administrative Agent, with the consent of the Majority Banks, may exercise the option of the Banks pursuant to Section 6.1 hereof to declare all Obligations immediately due and payable and take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Administrative Agent or the Banks with respect to any collateral or otherwise.

(iv) Whether or not an Event of Default shall have occurred, the Administrative Agent may from time to time, with the consent of the Majority Banks, exercise the rights of the Administrative Agent and Banks hereunder, under the other Loan Documents, or under the other documents or instruments executed or delivered in connection with or as contemplated by this Agreement as it may deem necessary or desirable to protect any collateral and the interests of the Administrative Agent and the Banks.

8.7 Consultation with Experts. The Administrative Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Administrative Agent may employ agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such agents or attorneys.

8.8 Liability of Administrative Agent. (a) The Administrative Agent shall exercise the same care to protect the interests of each of the Banks as it does to protect its own interests, so that so long as the Administrative Agent exercises such care it shall not be under any liability to any of the Banks, except for the Administrative Agent's gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Administrative Agent. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Banks (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.7 and 6.2). The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrowers, a Bank or the Issuing Bank. Without limiting the generality of the foregoing, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower, or other terms or conditions set forth herein or in the other Loan Documents or the occurrence of any Default; (iii) the satisfaction of any condition specified in Sections 4.1 or 4.2 hereof or elsewhere herein, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Revolving Credit Notes, the other Loan Documents or any other document, agreement or instrument executed and delivered in connection with or as contemplated by this Agreement; or (v) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any of the other Loan Documents.

(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.9 Indemnification. Each Bank agrees to indemnify the Administrative Agent, solely in its capacity as Administrative Agent (to the extent the Administrative Agent is not reimbursed by any Borrower), ratably in accordance with its Commitment Percentage, from and against any cost, expense (including attorneys' fees and disbursements), claim, demand, action, loss or liability which the Administrative Agent may suffer or incur in connection with this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent hereunder or thereunder, or the Administrative Agent's relationship with the Borrowers hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, provided that no Bank shall be liable for the payment of any portion of such cost, expense, claim, demand, action, loss or liability resulting from the Administrative Agent's gross negligence or willful misconduct. No payment by a Bank under this Section shall in any way relieve any Borrower of its obligations under this Agreement with respect to the amounts so paid by such Bank, and the Banks shall be subrogated to the rights of the Administrative Agent, if any, in respect thereto.

8.10 Independent Credit Decision. Each of the Banks and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.11 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by BOA as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

8.12 Other Agents. Anything herein to the contrary notwithstanding, none of the Arranger or the syndication agent and co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Issuing Bank hereunder.

8.13 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

SECTION 9. UNIFIRST AS ADMINISTRATIVE AGENT FOR THE BORROWERS. The Borrowers (other than UniFirst) hereby appoint UniFirst as their agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder. The Administrative Agent and each Bank is hereby entitled to rely on any communications given or transmitted by UniFirst as if such communication were given or transmitted by each and every Borrower; provided, however, that any communication given or transmitted by any Borrower other than UniFirst shall be binding with respect to each Borrower. Any communication given or transmitted by the Administrative Agent or any Bank to UniFirst shall be deemed given and transmitted to each and every Borrower.

SECTION 10. MISCELLANEOUS.

10.1 Written Notices. Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telex or facsimile transmission, one (1) day after being delivered to any overnight delivery service freight pre-paid, or three (3) days after deposit in the mails postage prepaid, and addressed to such party at its address given below. Written notices shall be addressed as follows:

(i) If to any or all of the Borrowers, at 68 Jonspin Road, Wilmington, Massachusetts 01887, Attn.: John B. Bartlett, Chief Financial Officer, or such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice;

Copy to:	Raymond C. Zemlin, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109

(ii) If to BOA or the Administrative Agent, at 100 Federal Street, Boston, Massachusetts 02110, Attn.: Christopher S. Allen, Managing Director, or such other address for notice as BOA or the Administrative Agent shall last have furnished in writing to the Person giving the notice;

Copy to:	Philip A. Herman, Esq.
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110

(iii) If to any Bank, at the address for such Bank set forth on Schedule 1, or such other address for notice as any Bank shall last have furnished in writing to the person giving the notice.

10.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

10.3 Further Assurances. Each Borrower shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Administrative Agent or any Bank may reasonably require more completely to vest in and assure to the Administrative Agent and the Banks their rights hereunder and under the other Loan Documents, and to carry into effect the provisions and intent of this Agreement and the other Loan Documents. Without limitation of the foregoing, upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of any Revolving Credit Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Revolving Credit Note or other Loan Document, the Borrowers, subject to an unsecured indemnity by such Bank, will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

10.4 Governing Law. This Agreement and the other Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws). Any legal action or proceeding arising out of or relating to this Agreement, any Loan Document or any Obligation may be instituted in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and the Borrowers hereby irrevocably submit to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Administrative Agent's or any Bank's rights to bring any legal action or proceeding in any other appropriate jurisdiction in which event, at the Administrative Agent's or any Bank's option, the laws of such jurisdiction or of the Commonwealth of Massachusetts shall apply, notwithstanding any rules regarding conflicts of laws to the contrary.

10.5 Payments in Immediately Available Funds. All payments required of the Borrowers hereunder or under the Revolving Credit Notes shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

10.6 Expenses, Taxes and Indemnification; Waiver of Consequential Damages.

(a) The Borrowers shall pay all taxes (other than taxes on the income of the Banks), charges and expenses of every kind or description, including without limitation attorneys' fees and expenses, reasonably incurred or expended by the Arranger, the Administrative Agent, the Issuing Bank or the Banks in connection with or in any way related to the Arranger’s, the Administrative Agent's, the Issuing Bank’s or the Banks' relationship with the Borrowers, whether hereunder or otherwise, including, without limitation, those incurred or expended in connection with the preparation, execution, delivery, interpretation or amendment of this Agreement, the Loan Documents and any related agreement, instrument or document, the making, syndication and/or participation of the Revolving Credit Loans and the protection or enforcement of the Arrangers’, the

Administrative Agent's, the Issuing Bank’s or the Banks' rights hereunder. Each Borrower authorizes the Arranger, the Administrative Agent, the Issuing Bank and the Banks (i) to treat any of the foregoing as an advance of a Revolving Credit Loan to such Borrower or (ii) to charge any deposit account which such Borrower may maintain with the Administrative Agent or the Banks for any of the foregoing.

(b) The Borrowers, jointly and severally, shall absolutely and unconditionally indemnify and hold harmless the Arranger, the Administrative Agent, the Issuing Bank and each of the Banks, and their respective Affiliates and agents, against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Arranger, the Administrative Agent, the Issuing Bank or the Banks or by any of their shareholders, directors, officers, employees, subsidiaries, affiliates or agents (other than as a result of the gross negligence or willful misconduct of such indemnified person) including, without limitation, reasonable fees of attorneys and other professionals and settlement costs, on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents, any of the Ancillary Documents, any of the other documents executed or delivered in connection herewith, the Revolving Credit Loans or the Borrowers’ use thereof or of the Revolving Credit Commitment whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement, any of such Loan Documents, any of such Ancillary Documents, or any of such other documents are ultimately consummated. The covenants contained in this Section 10.6(b) shall survive termination of this Agreement and payment or satisfaction in full of all other Obligations.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Bank’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this subsection (c) are subject to the provisions of Sections 2.1.1, 2.4.1 and 8.3.

(d) To the fullest extent permitted by applicable law, none of the Borrowers shall assert, and each of the Borrowers hereby waives, any claim against any indemnified party referred to in Section 10.6(b), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof. No indemnified party referred to in Section 10.6(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (except in the event of gross negligence or willful misconduct of such indemnified party).

(e) Payments; Survival. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Bank, the replacement of any Bank, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.7 Amendments, Waivers, Etc.  Except as otherwise expressly provided in this Agreement or any of the other Loan Documents: (i) each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of the Majority Banks and the Borrowers; and (ii) the performance or observance by the Borrowers of any of their covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Majority Banks; provided, however, that the following changes shall require the written consent, agreement or approval of all of the Banks directly affected thereby (with respect to clause (C)) and of all the Banks (with respect to clauses (A), (B), (D) and (E)): (A) any change in the amount or the due date of any of the Obligations; (B) any reduction in the interest rates prescribed in any of the Notes or in the Commitment Fees payable to the Banks; (C) any change in the Revolving Credit Commitment or Commitment Percentage of any of the Banks, except as permitted by Section 10.9; (D) any change in the definition of Majority Banks; (E) any amendment to Section 5.7 that would result in any material portion of the Borrowers’ assets not being subject to a negative pledge (subject to liens, charges or Encumbrances permitted under Section 5.7 hereof) or the release of any material Borrower; and (F) any change in the terms of this Section 10.7. Any change to Section 8 hereof shall not be made and any other provision of this Agreement affecting the rights or obligations of the Administrative Agent shall not be amended or modified without the prior written consent of the Administrative Agent. Any change to Section 2.5.10 hereof shall not be made without the prior written consent of the Swingline Lender.

Without limitation of the foregoing, it is agreed that any requirement in any Loan Document of the consent or waiver of the Banks shall be deemed to require the consent or waiver of the Majority Banks.

10.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors in title and assigns; provided, however, that (i) no Borrower may assign or delegate any of its rights or obligations hereunder to any person or persons, and (ii) no Bank may assign or delegate its rights or obligations hereunder to any person or persons except in accordance with the provisions of Section 10.9 hereof.

10.9 Assignment and Participation.

(i) Assignments by the Banks. From and after the date hereof, any Bank may at any time assign all, or a proportionate part of all, of its rights, interests and duties with respect to its Revolving Credit Commitment and its Revolving Credit Note to one or more banks or other financial institutions (each, an "Assignee") on such terms, as between such Bank and each of its Assignees, as such Bank may think fit, and such Assignee shall assume such rights, interests and duties pursuant to an instrument executed by such Assignee and such Bank, and for this purpose such Bank may make available to each of its potential Assignees such information relating to the Borrowers, this Agreement and the transactions contemplated hereby as such Bank may think necessary or desirable, which information shall be held by each potential Assignee strictly in confidence; provided, however, that (a) prior to assigning any interest to any Assignee hereunder, such Bank shall (x) notify the Borrowers and the Administrative Agent in writing identifying the proposed Assignee and stating the aggregate principal amount of the proposed interest to be assigned, (y) to the extent made available to such Bank by the proposed Assignee, furnish the Borrowers with such material information relating to such proposed Assignee as the Borrowers may reasonably request in order to enable the Borrowers to make their decision (which information shall be held by the Borrowers strictly in confidence), provided that such Bank shall not be bound to ascertain whether any such information delivered to it by such proposed Assignee is true, accurate and complete, and (z) receive the prior written consent of the Administrative Agent and, prior to the occurrence (which is continuing) of an Event of Default, the Borrowers, which consent may not be unreasonably withheld or delayed by the Administrative Agent and the Borrowers; and (b) such Bank shall not assign to any Assignee less than an aggregate amount equal to the lesser of (x) $2,500,000 of its Revolving Credit Commitment and such Bank's interest in its Revolving Credit Note (as such interest may be reduced pursuant to the terms hereof) or (y) the remaining amount of such Bank’s Revolving Credit Commitment. It is understood and agreed that the proviso contained in the immediately preceding sentence shall not be applicable in the case of, and this paragraph (i) shall not restrict, (a) an assignment or other transfer by any Bank to an Affiliate of such Bank or to any other Bank or (b) a collateral assignment or other similar transfer to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. Upon execution and delivery of such an instrument and payment by such Assignee to such Bank of an amount equal to the purchase price agreed between such Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights, interests and duties of a Bank with a Revolving Credit Commitment as set forth in such instrument of assumption, and such assigning Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph (i), such assigning Bank and the Borrowers shall make appropriate arrangements so that, if required, new Revolving Credit Notes are issued to the Assignee. Assignments require a fee payable to the Administrative Agent by the transferor Bank, solely for the account of the Administrative Agent, in the amount of $3,000.

(ii) Participations by the Banks. From and after the date hereof, any Bank shall be at liberty to offer participations in its Revolving Credit Commitment and its Revolving Credit Note to one or more banks or other financial institutions (each, a "Participant") on such terms as such Bank may think fit, and for this purpose such Bank may make available to each of its potential Participants such information relating to the Borrowers, this Agreement and the transactions contemplated hereby as such Bank may think necessary or desirable, which information shall be held by each potential Participant strictly in confidence; provided, however, that (a) the amount of any participation in such Bank's Revolving Credit Commitment and such Bank's Revolving Credit Note participated to each Participant shall be in an aggregate amount equal to not less than $1,000,000 of its Revolving Credit Commitment and its Revolving Credit Note; and (b) such Bank shall retain the sole right to consent to amendments to, or waivers of, the provisions of this Agreement and the Revolving Credit Notes and the sole right and responsibility to enforce the obligations of the Borrowers hereunder and under the Revolving Credit Notes; provided that such Bank may agree with each of its Participants that such Bank will not agree, without the consent of the Participant, to any amendment or waiver of any provision of this Agreement which would increase or otherwise change its Revolving Credit Commitment or reduce the principal of or rate of interest on the Revolving Credit Loans subject to such participation, or postpone the date fixed for any payment of principal or of interest on any Revolving Credit Loans.

(iii) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Sections 2.5.5 through 2.5.7, inclusive, hereof than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrowers' prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

(iv) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may without paying any processing fee therefor grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any advance, and (ii) nothing herein shall relieve the Granting Bank of any of its obligations under this Agreement and, if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such advance, the Granting Bank shall be obligated to make such advance pursuant to the terms hereof. An SPC shall not become a Bank hereunder or possess rights to vote, rights to receive notice, or any other rights under this Agreement. The making of an advance by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Bank to the same extent, and as if, such advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.9(iv), any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any advances to the Granting Bank, (ii) with the prior written consent of the Borrowers and the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and without paying any processing fee therefor, assign all or a portion of its interests in any advances to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of advances and (iii) disclose on a confidential basis any non-public information relating to its advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC and any Granting Bank affected thereby.

10.10 Computation of Interest and Fees. Interest payable hereunder on account of Base Rate Revolving Credit Loans shall be computed daily on the basis of a year of 365 days and paid for the actual number of days for which due. Interest payable hereunder on account of Euroloan Rate Amounts and fees and charges payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment.

10.11 Entire Agreement. This Agreement (including the exhibits hereto) and the other Loan Documents set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto.

10.12 Captions. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement.

10.13 Counterparts. This Agreement and any amendment hereof may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

10.14 Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

10.15 WAIVER OF JURY TRIAL. THE BORROWERS HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN ANY OF THE BORROWERS AND THE ADMINISTRATIVE AGENT OR THE BANKS. THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE BORROWERS AND THE ADMINISTRATIVE AGENT OR THE BANKS AND DELIVERED TO THE ADMINISTRATIVE AGENT, THE BANKS OR THE BORROWERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWERS FURTHER ACKNOWLEDGE THAT ALL DOCUMENTS DELIVERED BY THE ADMINISTRATIVE AGENT, THE BANKS OR THE BORROWERS ARE SUBJECT TO THIS WAIVER OF JURY TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, INSTRUMENTS OR LETTERS OR THE LIKE. THE BORROWERS FURTHER CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE. IN ADDITION, THE BORROWERS (i) CERTIFY THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGE THAT THE ADMINISTRATIVE AGENT AND EACH BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

10.16 Confidentiality. Notwithstanding any confidentiality provisions contained herein, and in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure, for federal tax purposes, of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that, pursuant to Section 1.6011-4(b)(3)(ii) of the Treasury Regulations, such disclosure shall not be permitted to the extent, but only to the extent, such disclosure would reasonably be considered to result in noncompliance with the securities laws of any applicable jurisdiction.

10.17 Market Flex Adjustment. The terms and conditions of the fifth paragraph of the Fee Letter are, effective with the Closing, hereby terminated as of the date first written above.

10.18 Assignment to BOA. Each of the Banks and the Borrowers (1) hereby consents to the assignment in full by Fleet to BOA of all of Fleet’s rights, interests and duties in its capacity as a bank, issuing bank and administrative agent under the September 2003 Credit Agreement, and (2) hereby waives any and all requirements with respect to any such assignments as set forth in the September 2003 Credit Agreement.

(Signatures on next page)

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

The Borrowers:

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UNIFIRST HOLDINGS L.P.

UONE CORPORATION

UTWO CORPORATION

UR CORPORATION

RC AIR, LLC

UNIFIRST-FIRST AID CORPORATION

By:	/s/ John B. Bartlett

In his capacity as Senior Vice President or Vice President of each of the above-named corporations and hereunto duly authorized by each of the above-named corporations

UNIFIRST HOLDINGS, L.P.

By:	U ONE CORPORATION, as General Partner

By:	/s/ John B. Bartlett

In his capacity as Senior Vice President or Vice President

[Signatures Continued on Next Page]

The Banks:

BANK OF AMERICA, N.A.
By: /s/ Representative of Bank of America, N.A.
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Representative of Wachovia Bank, National Association
Title: Director

JP MORGAN CHASE BANK

By: /s/ Representative of JP Morgan Chase Bank
Title: Vice President

SOVEREIGN BANK

By: /s/ Representative of Sovereign Bank
Title: Senior Vice President

BANKNORTH, N.A.

By: /s/ Representative of Banknorth, N.A.
Title: Senior Vice President

CITIZENS BANK OF MASSACHUSETTS

By: /s/ Representative of Citizens bank of Massachusetts
Title: Vice President

The Administrative Agent:

BANK OF AMERICA, N.A. as Administrative Agent

By: /s/ Representative of Bank of America, N.A. as Administrative Agent
Title: Senior Vice President

The Syndication Agent:

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Representative of Wachovia Bank, National Association
Title: Director

The Co-Documentation Agents:

JP MORGAN CHASE BANK
By: /s/ Representative of JP Morgan Chase Bank

Title: Vice President

SOVEREIGN BANK

By: /s/ Representative of Sovereign Bank
Title: Senior Vice President

The Arranger:

BANC OF AMERICA SECURITIES LLC
By: /s/ Representative of Banc of America Securities LLC
Title: Vice President